Filed Pursuant to Rule 424(b)(5)

Registration No. 333-237299

PROSPECTUS SUPPLEMENT
(to Prospectus dated April 30, 2020)

REPUBLIC OF SOUTH AFRICA

U.S.$1,400,000,000 5.875% Notes due 2032
U.S.$1,600,000,000 7.300% Notes due 2052

The U.S.$1,400,000,000 5.875% Notes due April 20, 2032 (the “2032 Notes”) bear interest at the rate of 5.875% per year, accruing from April 20, 2022 and the U.S.$1,600,000,000 7.300% Notes due April 20, 2052 (the “2052 Notes” and, together with the 2032 Notes, the “Notes”) bear interest at the rate of 7.300% per year, accruing from April 20, 2022. Interest on the Notes is payable on April 20 and October 20 of each year, commencing October 20, 2022. The 2032 Notes mature on April 20, 2032 and the 2052 Notes mature on April 20, 2052. The Notes are not redeemable prior to maturity.

Application will be made to the Commission de Surveillance du Secteur Financier of the Grand Duchy of Luxembourg, as competent authority under Regulation (EU) 2017/1129 (the “Prospectus Regulation”) and the Luxembourg law of July 16, 2019 on prospectuses for securities, as amended, to approve this prospectus supplement (the “Prospectus Supplement”), together with the accompanying prospectus dated April 30, 2020 (as amended, the “Prospectus”), as a prospectus for the purposes of the Prospectus Regulation. The CSSF only approves this Prospectus Supplement and the accompanying Prospectus as meeting the standards of completeness, comprehensibility and consistency imposed by the Prospectus Regulation. Approval by the CSSF should not be considered as an endorsement of the Republic of South Africa. By approving this Prospectus Supplement and the accompanying Prospectus, the CSSF assumes no responsibility as to the economic and financial soundness of the transactions contemplated by this Prospectus Supplement and the accompanying Prospectus or the quality or solvency of the Republic of South Africa in accordance with Article 6(4) of the Prospectus Law. Investors should make their own assessment as to the suitability of investing in the Notes. In this offering, the Republic of South Africa is acting through the National Treasury of the Republic of South Africa.

Currently there is no public market for the Notes. Application will be made to admit the Notes to listing on the Official List of the Luxembourg Stock Exchange and seek to have the Notes admitted to trading on the regulated market “Marché réglementé” of the Luxembourg Stock Exchange, Bourse de Luxembourg (which is a regulated market for the purpose of the Markets in Financial Instruments Directive 2014/65/EU, amending Directive 2002/92/EC and Directive 2011/61/EU). There can be no assurance that such application will be accepted or that the Notes will be admitted. The admission of the Notes is expected to take place on April 20, 2022.

The Notes will contain provisions regarding ranking and future modifications to their terms that differ from those applicable to South Africa’s outstanding external debt issued prior to April 6, 2016. The Notes will be designated Aggregated Collective Action Securities and, as such, will contain provisions regarding future modifications, which are described beginning on page 16 of the accompanying Prospectus, under which South Africa may amend the payment provisions of any series of debt securities (including the Notes) and other reserved matters listed in the fiscal agency agreement with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount of the outstanding debt securities of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, more than 66⅔% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.

Upon listing of the Notes on the official list of the Luxembourg Stock Exchange and admission to trading of the Notes offered hereunder on the regulated market of the Luxembourg Stock Exchange, copies of this Prospectus Supplement and the accompanying Prospectus, as well as the documents incorporated by reference herein, may be obtained from the Luxembourg Stock Exchange at http://www.bourse.lu.

This Prospectus has been drawn up in accordance with Article 6(3) of Regulation (EU) 2017/1129. In accordance with Article 12(1) of Regulation (EU) 2017/1129, the validity of this Prospectus Supplement will expire twelve months following the date of its approval. The expiry date of this Prospectus Supplement is therefore, April 13, 2023. The obligation to supplement this Prospectus Supplement in the event of significant new factors, material mistakes or material inaccuracies does not apply when a prospectus is no longer valid.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

A decision to participate or not participate in the offering will involve certain risks. It is important that you read “Risk Factors” beginning on page S-12 of this Prospectus Supplement and the risks discussed elsewhere in this Prospectus Supplement, the accompanying Prospectus and the documents we file with the Securities and Exchange Commission (the “SEC”).

	2032 Notes		2052 Notes
	Per Note	Total	Per Note	Total
Public Offering Price(1)	100.000%	U.S.$1,400,000,000	100.000%	U.S.$1,600,000,000
Underwriting Discount	0.125%	U.S.$1,750,000	0.125%	U.S.$2,000,000
Proceeds, before expenses, to South Africa	99.875%	U.S.$1,398,250,000	99.875%	U.S.$1,598,000,000

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(1)	Plus accrued interest from April 20, 2022, if settlement occurs after that date.

The Underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company (“DTC”), for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, against payment on or about April 20, 2022.

Joint Bookrunners

Absa	Deutsche Bank	HSBC	Nedbank	Rand Merchant Bank

The date of this Prospectus Supplement is April 11, 2022.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

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Introduction

This Prospectus Supplement supplements the accompanying Prospectus relating to the debt securities and warrants of the Government of the Republic of South Africa (the “National Government,” the “South African Government,” the “Republic” or “South Africa,” unless references to the “Republic” or “South Africa,” within any particular context, clearly indicate a reference to the sovereign state of the Republic of South Africa). You should read this Prospectus Supplement along with the accompanying Prospectus, which together constitute a prospectus within the meaning of the Prospectus Regulation. Both documents contain information you should consider when making your investment decision. Certain other documents are incorporated by reference into this Prospectus Supplement and the accompanying Prospectus. Please see “Documents Incorporated by Reference” in this Prospectus Supplement and “Incorporation of Certain Documents by Reference” in the accompanying Prospectus. In case of an inconsistency between information provided in this Prospectus Supplement and the accompanying Prospectus, the statements in this Prospectus Supplement will prevail.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus Supplement and the accompanying Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Republic, Absa Bank Limited, Deutsche Bank AG, London Branch, HSBC Bank plc, Nedbank Limited, or Rand Merchant Bank, a division of FirstRand Bank Limited (London Branch) (the “Underwriters”) or any of their respective branches or affiliates. This Prospectus Supplement and the accompanying Prospectus do not constitute an offer to buy or a solicitation of an offer to sell any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus Supplement and the accompanying Prospectus nor any exchange, purchase or sale made hereunder shall, under any circumstances, create any implication that the information in this Prospectus Supplement and the accompanying Prospectus is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Republic since such date.

The Republic accepts responsibility for the information it has provided in this Prospectus Supplement and the accompanying Prospectus and, after having taken all reasonable care and to the best of its knowledge, confirms that:

•	the information contained in this Prospectus Supplement and the accompanying Prospectus is true and correct in all material respects and is not misleading; and
•	it has not omitted other facts the omission of which makes this Prospectus Supplement and the accompanying Prospectus as a whole misleading.

To the best of the Republic’s knowledge, as at the date of this Prospectus Supplement the information contained in this Prospectus Supplement and the accompanying Prospectus is in accordance with the facts and does not omit anything likely to affect the import of such information.

The Notes are debt securities of the Republic, which are being offered under the Republic’s registration statement no. 333-237299 filed with the SEC under the U.S. Securities Act of 1933, as amended (the “Securities Act”). This Prospectus Supplement and the accompanying Prospectus are part of the registration statement. The accompanying Prospectus provides you with a general description of the securities that the Republic may offer, and this Prospectus Supplement contains specific information about the terms of the Notes. This Prospectus Supplement also adds, updates or changes information provided or incorporated by reference in the accompanying Prospectus. Consequently, before you decide to participate in the offering, you should read this Prospectus Supplement together with the accompanying Prospectus as well as the documents incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

None of this Prospectus Supplement, the accompanying Prospectus nor any document incorporated by reference are intended to provide the basis of any credit or other evaluation and should not be considered as a recommendation by any of South Africa or the Underwriters that any recipient of this Prospectus Supplement, the accompanying Prospectus or any document incorporated by reference should purchase Notes.

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You must comply with all laws that apply to you in any place in which you possess this Prospectus Supplement and the accompanying Prospectus. You must also obtain any consents or approvals that you need in order to purchase Notes. Neither the Republic nor the Underwriters is responsible for your compliance with these legal requirements. It is important that you read “Jurisdictional Restrictions” beginning on page S-36 of this Prospectus Supplement.

The Republic has prepared the offering and is solely responsible for its contents. You are responsible for making your own examination of the Republic and for making your own assessment as to the suitability of investing in the Notes. By purchasing Notes, you will be deemed to have acknowledged that:

•	you have reviewed the offering;
•	you have had an opportunity to request and review any additional information that you may need; and
•	the Underwriters are not responsible for, and are not making any representation to you concerning, the accuracy or completeness of the offering.

The Republic and the Underwriters are not providing you with any legal, business, tax or other advice in the offering. You should consult with your own advisers as needed to assist you in making your investment decision and to advise you whether you are legally permitted to purchase the Notes.

As used in this Prospectus Supplement, “business day” means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City or London.

In this Prospectus Supplement, all amounts are expressed in South African Rand (“R,” “Rand” or “rand”) or U.S. dollars (“U.S.$,” “$” or “dollars”), except as otherwise specified.

The Republic’s fiscal year begins on April 1 and ends on March 31. Economic data presented in this Prospectus Supplement is presented on a calendar year basis unless reference is made to the relevant fiscal year or the fiscal year is otherwise indicated by the context.

All GDP data presented in this document has been recalculated in line with Statistics South Africa’s (Stats SA) 2021 rebasing and benchmarking exercise. Unless otherwise indicated, references to gross domestic product (“GDP”) are to real GDP, calculated using constant prices in order to adjust for inflation (with 2015 as a base year), and percentage changes in GDP refer to changes as compared to the previous year or the same quarter of the previous year, unless otherwise indicated.

This Prospectus Supplement, the accompanying Prospectus and the documents incorporated by reference herein contain figures that have been subject to seasonal adjustment and/or annualization. Seasonal adjustment is a method to account for and eliminate the estimated effects of normal seasonal variation from a series of data, so that the effects of other influences on the series can be more clearly recognized and defined. Depending on the nature of the seasonal pattern, seasonal adjustment is accomplished either by the multiplicative method (i.e., each value of a time series is adjusted by dividing by a seasonal index that represents the percentage of the normal value typically observed in that season) or the additive method (i.e., each value of a time series is adjusted by adding or subtracting a quantity that represents the absolute amount by which the value in that season of the year tends to be below or above normal, as estimated from past data). The aim of annualization is to reflect what the real growth rate would be if the prevailing growth rate were to be sustained for a year. Annualized information is calculated as the quarterly data multiplied by four, while the annualized growth rates are derived by raising the change in a given quarter from the previous quarter to the power of four. Seasonally adjusted and annualized information is presented for comparative purposes only and is not necessarily indicative of actual performance. Accordingly, South Africa cautions you not to place undue reliance on seasonally adjusted or annualized information because actual performance may differ materially from such information.

The South African Government is a foreign sovereign government. Consequently, it may be difficult for investors to obtain or realize upon judgments of courts in the United States against the South African Government. The South African Government will irrevocably submit to the jurisdiction of the Federal and State courts in The City of New York, and will irrevocably waive any immunity from the jurisdiction (including sovereign immunity but not any immunity from execution or attachment or process in the nature thereof) of

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such courts and any objection to venue, in connection with any action arising out of or based upon the Notes brought by any holder of Notes. The South African Government reserves the right to plead sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976 (the “Immunities Act”) with respect to actions brought against it under United States federal securities laws or any state securities laws. In the absence of a waiver of immunity by the South African Government with respect to such actions, it would not be possible to obtain a U.S. judgment in such an action against the South African Government unless a court were to determine that the South African Government is not entitled under the Immunities Act to sovereign immunity with respect to such action. Enforceability in South Africa of final judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of the United States federal securities laws is subject, among other things, to the absence of a conflicting judgment by a South African court or of an action pending in South Africa among the same parties and arising from the same facts and circumstances and to the South African courts’ determination that the U.S. courts had jurisdiction, that process was appropriately served on the defendant and that enforcement would not violate South African public policy. In general, the enforceability in South Africa of final judgments of U.S. courts obtained other than by default would not require retrial in South Africa. In original actions brought before South African courts, there is uncertainty as to the enforceability of liabilities based on United States federal securities laws. The South African courts may enter and enforce judgments in foreign currencies. See “Description of Debt Securities—Governing Law; Consent to Service” in the accompanying Prospectus.

In connection with the issue of the Notes, the Underwriters or any person acting for the Underwriters may over-allot or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail. However, stabilization may not necessarily occur. Any stabilizing action may begin on or after the date on which adequate public disclosure of the terms of the offer of the Notes is made and, if begun, may cease at any time, but it must end at no later than the earlier of 30 days after the issue of the Notes and 60 days after the date of allotment of the Notes.

This Prospectus Supplement and the accompanying Prospectus have been sent to you in an electronic form. You are reminded that documents transmitted via this medium may be altered or changed during the process of electronic transmission and consequently neither the Republic nor the Underwriters or any person who controls an Underwriter or any director, officer, employee or agent of the Underwriters or any affiliate (as defined in Rule 405 under the Securities Act, an “affiliate”) of such person will accept any liability or responsibility whatsoever in respect of any difference between this Prospectus Supplement and the accompanying Prospectus distributed to you in electronic format and this Prospectus Supplement and the accompanying Prospectus in their original form.

The distribution of this Prospectus Supplement and the accompanying Prospectus and the offering of the Notes in certain jurisdictions is restricted by law. Persons who acquire this Prospectus Supplement and the accompanying Prospectus are required by the Republic and the Underwriters to inform themselves about, and to observe, any such restrictions. See “Jurisdictional Restrictions” in this Prospectus Supplement.

MIFID II product governance / Professional investors and ECPs only target market – Solely for the purposes of the manufacturer's product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturer’s target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturer’s target market assessment) and determining appropriate distribution channels.

UK MiFIR product governance / Professional investors and eligible counterparties only target market – Solely for the purposes of each manufacturer's product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook, and professional clients, as defined in Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018; and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any distributor should take into consideration the

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manufacturers' target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturers' target market assessment) and determining appropriate distribution channels.

In connection with Section 309B of the Securities and Futures Act (Chapter 289) of Singapore (the “SFA”) and the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore (the “CMP Regulations 2018”), the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the Notes are ‘prescribed capital markets products’ (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

We expect that delivery of the Notes will be made on the date specified on the cover page of this Prospectus Supplement, which will be the fifth business day following the date of this Prospectus Supplement. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade the Notes on the date of this Prospectus Supplement or the next three succeeding business days will be required to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the Notes who wish to trade the Notes on the date of this Prospectus Supplement or the next three succeeding business days should consult their own adviser. As used in this Prospectus Supplement, "business day" means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City or London.

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Forward-Looking Statements

This Prospectus Supplement and the accompanying Prospectus contain certain forward-looking statements within the meaning of Section 27A of the Securities Act. Statements that are not historical facts, including statements with respect to certain of the current expectations, plans and objectives of South Africa and the economic, monetary and financial conditions of the Republic, are forward-looking in nature. These statements may be made expressly in this Prospectus Supplement or may be in other documents South Africa refers you to or has filed with the SEC. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates,” or similar expressions used in this Prospectus Supplement or documents to which South Africa refers you.

These forward-looking statements are subject to numerous assumptions, risks, and uncertainties that may cause South Africa’s actual results to be materially different from any future results expressed or implied by the Republic in those statements. The risks and uncertainties include those risks, uncertainties, and risk factors identified, among other places, under “Risk Factors” below and the risks discussed elsewhere in this Prospectus Supplement, the accompanying Prospectus and the documents we file with the SEC. Such factors include, but are not limited to:

•	external factors, such as interest rates in financial markets outside South Africa and social and economic conditions in South Africa’s neighbors and major export markets; and
•	internal factors, such as general economic and business conditions in South Africa, present and future exchange rates of the Rand, foreign currency reserves, the ability of the South African Government to enact key reforms, the level of domestic debt, domestic inflation, the level of foreign direct and portfolio investment and the level of South African domestic interest rates.

Because these statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. South Africa cautions you not to place undue reliance on those statements, which speak only as of the date of this Prospectus Supplement or, in the case of documents South Africa refers you to or incorporates by reference, the date of such documents.

The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that the Republic or persons acting on its behalf may issue. South Africa does not undertake any obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this Prospectus Supplement or to reflect the occurrence of unanticipated events.

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Overview of the Issuer

This Prospectus Supplement and the accompanying Prospectus contain information that should be read carefully before any decision is made with respect to the offering. Any decision to invest in the Notes by an investor should be based on consideration of this Prospectus Supplement and the accompanying Prospectus as a whole. You should read this entire Prospectus Supplement and the accompanying Prospectus carefully. The following overview is qualified in its entirety by reference to, and should be read in connection with, the information appearing elsewhere or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Each of the capitalized terms used in this overview and not defined herein has the meaning set forth elsewhere in this Prospectus Supplement.

This section provides information that supplements the information about South Africa that is included in South Africa’s Annual Report on Form 18-K, which was filed with the SEC on March 2, 2022 (as amended by the Form 18-K/A filed with the SEC on April 11, 2022, the “Annual Report”), which is incorporated by reference herein.

On February 23, 2022, the National Treasury released the Budget Review 2022 (the “2022 Budget Review”), on December 15, 2021, the South African Reserve Bank released its Quarterly Bulletin No. 302 (the “December Quarterly Bulletin”), and on November 11, 2021 the National Treasury released the Medium Term Budget Policy Statement 2021 (the “MTBPS”). South Africa filed the 2022 Budget Review, the December Quarterly Bulletin and the MTBPS as well as a Description of the Republic of South Africa dated March 1, 2022, with the SEC on March 2, 2022 as exhibits to its Annual Report, which is incorporated by reference into this Prospectus Supplement and the accompanying Prospectus. On March 29, 2022, the South African Reserve Bank released its Quarterly Bulletin No. 303 (the "March Quarterly Bulletin"). South Africa filed the March Quarterly Bulletin with the SEC on April 11, 2022 as an exhibit to its amendment to the Annual Report on Form 18-K/A, which is incorporated by reference into this Prospectus Supplement and the accompanying Prospectus.

You should read the Annual Report (including its exhibits) in conjunction with other information appearing elsewhere in this Prospectus Supplement and the accompanying Prospectus. To the extent that the information in this section differs from the information contained in South Africa's Annual Report, you should rely on the information in this section.

The Issuer

South Africa has been an established constitutional democracy since 1994, when it held its first fully democratic national elections. South Africa has one of the most developed economies in Sub-Saharan Africa and is the second largest economy in Sub-Saharan Africa in terms of total GDP, accounting for approximately 20% of the aggregate GDP of Sub-Saharan Africa as of 2020 according to the World Bank Data. The South African economy is diverse and supported by a well-developed legal system and a sophisticated financial system. The National Government’s central economic policy goal is to accelerate inclusive growth and create jobs. Its main fiscal objective is to ensure sustainable finances by containing the budget deficit and stabilising public debt and reducing the crowding-out effects of debt service costs. The 2022 Budget continues to consolidate the public finances while providing immediate support for the pandemic response, job creation and social protection.

However, South Africa continues to confront a challenging domestic and international economic environment in which global growth is slowing and trade tensions are mounting and the effects of the COVID-19 pandemic continue to have been and continue affect economic conditions in the country. Following the financial crisis, which induced a 1.5% contraction in real GDP growth in 2009, real GDP growth rebounded to rates above 3% in 2010 and 2011. Growth subsequently declined to 1.4% in 2014, 1.3% in 2015, 0.7% in 2016 and 1.2% in 2017 as a result of lower commodity prices, higher borrowing costs, diminished business and consumer confidence, and drought. The economy fell into technical recession in the first half of 2018, as a result of production losses in the agriculture and mining sectors, while investment growth remained subdued and imports accelerated. Growth rebounded in the second half of 2018, primarily driven by a recovery in the manufacturing, transport, finance and business services sectors, which resulted in real GDP growth of 1.5% in 2018. In 2019, real GDP growth slowed to 0.1%, partly as a result of electricity supply failures. In 2020, the impact of the COVID-19 pandemic and its mitigating measures induced a notable 6.4% contraction in real GDP. Weak growth has contributed to a record unemployment rate of 34.9% as of the third quarter of 2021. While the sharp contraction in GDP is not forecasted to persist, any subsequent declines in global GDP growth or prolonged disruption of financial markets may impede a growth recovery in South Africa, particularly if South Africa suffers repeated large COVID-19 outbreaks or is required to re-impose substantial restrictions.

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In spite of the economic downturn in recent years, South Africa has maintained a stable and transparent macroeconomic framework, a well-developed financial sector, and resilient institutions, all of which have underpinned long-term economic stability. South Africa has a robust regulatory environment, openness to trade, a floating exchange rate, a credible inflation targeting regime and sound institutions, strong investor protection and an independent judiciary, which maintains the rule of law.

South Africa is also resource rich. It is the world’s largest producer of platinum and chromium and holds the world’s largest known reserves of manganese, platinum group metals, chromium, vanadium and alumino-silicates. The economy includes a sophisticated finance, wholesale and retail trade, logistics, catering and accommodation sectors, as well as a developed manufacturing sector. Financial markets are liquid and both equities and government bonds are actively traded by domestic and international investors.

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OVERVIEW OF The Offering
Issuer:	Republic of South Africa.
Securities Offered:	U.S.$1,400,000,000 5.875% Notes due 2032. U.S.$1,600,000,000 7.300% Notes due 2052.
Maturity Date:	The 2032 Notes will mature on April 20, 2032. The 2052 Notes will mature on April 20, 2052.
Aggregate Principal Amount:	U.S.$1,400,000,000 for the 2032 Notes. U.S.$1,600,000,000 for the 2052 Notes.
Issue Price:	100.000% of the principal amount of the 2032 Notes, plus accrued interest, if any, from April 20, 2022.
100.000% of the principal amount of the 2052 Notes, plus accrued interest, if any, from April 20, 2022.
Issue Date:	April 20, 2022.
Interest Rate:	5.875% per annum for the 2032 Notes. 7.300% per annum for the 2052 Notes.
Current Yield:	5.875% as at the Issue Date for the 2032 Notes. 7.300% as at the Issue Date for the 2052 Notes.
Interest Calculations:	Interest payable on a particular interest payment date will be calculated on the basis of a 360-day year consisting of twelve 30-day months.
Interest Payment Dates:	April 20 and October 20 of each year, commencing October 20, 2022 for the 2032 Notes April 20 and October 20 of each year, commencing October 20, 2022 for the 2052 Notes
Redemption:	The Notes are not subject to redemption prior to maturity. At maturity, the Notes will be redeemed at par.
ISIN:	US836205BC70 for the 2032 Notes. US836205BE37 for the 2052 Notes.
CUSIP:	836205 BC7 for the 2032 Notes. 836205 BE3 for the 2052 Notes.
Common Code:	245396619 for the 2032 Notes. 245396678 for the 2052 Notes.
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Status and Ranking:	The Notes will be designated as “equal ranking securities” and, upon issuance, will be direct, general, unconditional, and unsecured obligations of the Republic and will rank without any preference among themselves and equally with all other external indebtedness of the Republic which is expressed or denominated in a currency or currencies other than South African rand or which is, at the option of the person entitled thereto, payable in a currency or currencies other than South African rand. It is understood that this provision shall not be construed so as to require the Republic to make payments under the Notes ratably with payments being made under any other external indebtedness. See “Description of Debt Securities—General” and “Description of Debt Securities—Negative Pledge” in the accompanying Prospectus.
Markets:	The Notes are offered for sale in those jurisdictions where it is legal to make such offers. See “Underwriting” and “Jurisdictional Restrictions.”
Listing and Admission to Trading:	Application will be made to admit the Notes to listing on the Official List of the Luxembourg Stock Exchange and seek to have the Notes admitted to trading on the regulated market “Marché réglementé” of the Luxembourg Stock Exchange, Bourse de Luxembourg.
Denomination and Form:	The Notes will be book-entry securities in fully registered form, without coupons, registered in the names of investors or their nominees. The Notes will be issued in denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof.
Clearance and Settlement:	Beneficial interests in the Notes will be shown on, and transfer thereof will be effected only through, records maintained by DTC and its participants, unless certain contingencies occur, in which case the Notes will be issued in definitive form. Investors may elect to hold interests in the Notes through DTC, Euroclear or Clearstream Banking S.A. (Clearstream, Luxembourg), if they are participants in such systems, or indirectly through organizations that are participants in such systems.
Luxembourg Listing and Paying Agent:	Banque Internationale à Luxembourg, société anonyme.
Payment of Principal and Interest:	Principal and interest on the Notes will be payable in U.S. dollars or other legal tender of the United States of America. As long as the Notes are in the form of a book-entry security, payments of principal and interest to investors shall be made through the facilities of the DTC.
See “Description of the Notes—General” and “Global Clearance and Settlement—Ownership of Notes through DTC, Euroclear and Clearstream, Luxembourg.”
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Default:	The Notes will contain events of default, the occurrence of which may result in the acceleration of our obligations under the Notes prior to maturity. See “Description of Debt Securities—Events of Default” and “—Acceleration of Maturity of the Securities” in the accompanying Prospectus.
Aggregated Collective Action Clauses:	The Notes will be designated Aggregated Collective Action Securities under the Amended and Restated Fiscal Agency Agreement, dated as of February 10, 2017, between, among others, the Republic and Citibank, N.A., London Branch (the “Fiscal Agency Agreement”). The Notes will contain provisions regarding voting on amendments, modifications, changes and waivers that differ from those applicable to certain other series of U.S. dollar or Euro denominated debt securities issued by the Republic prior to April 6, 2016. The provisions described in this Prospectus Supplement will govern the Notes. These provisions are commonly referred to as “collective action clauses.” Under these provisions, the Republic may amend certain key terms of the Notes, including the maturity date, interest rate and other payment terms, and may amend the payment provisions of any series of debt securities (including the Notes) and other reserved matters listed in the fiscal agency agreement with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount of the outstanding debt securities of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, more than 66⅔% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually. Additionally, if an event of default has occurred and is continuing, the Notes may be declared to be due and payable immediately by holders of not less than 25% of the aggregate principal amount of the outstanding Notes. These provisions are described in the sections entitled “Description of the Notes—General” in this Prospectus Supplement and “Description of Debt Securities—Events of Default,” “Acceleration of Maturity of the Securities,” “—Amendments to Terms of the Securities” and “Aggregated Collective Action Securities” in the accompanying Prospectus.
Sinking Fund:	None.
Fiscal Agency Agreement:	The Notes will be issued pursuant to the Fiscal Agency Agreement.
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Taxation:	For a discussion of United States, South African and Luxembourg tax consequences associated with the Notes, see “Taxation” in this Prospectus Supplement and “Description of Debt Securities—South African Taxation” and “—United States Taxation” in the accompanying Prospectus. Investors should consult their own tax advisers in determining the foreign, U.S. federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the Notes. Principal of and interest on the Notes are payable by the Republic without withholding or deduction from South African withholding taxes to the extent set forth herein. See “Description of Debt Securities—South African Taxation” in the accompanying Prospectus.
Further Issues:	South Africa may from time to time, without notice to or the consent of the registered holders of the Notes, create and issue further notes ranking equally and ratably with the Notes in all respects (except for the public offering price and issue date) and so that such further notes shall be consolidated and form a single series with the Notes. See “Description of the Notes—Further Issues.”
Governing Law:	The Notes will be governed by the laws of the State of New York, except with respect to the authorization and execution of the Notes, which will be governed by the laws of the Republic of South Africa.
Trading:	The Notes are expected to begin trading on a when-and-if-issued basis following the announcement of the results of the offering.
Use of Proceeds:	The Republic intends to use the net proceeds to pay its foreign currency commitments, subject to Section 71 of the South African Public Finance Management Act, 1999 (the “PFMA”). See “The External Sector of the Economy” and “National Government Debt—Summary of External National Government Debt” in the Annual Report.
Jurisdictional Restrictions:	There are selling restrictions relating to the offer of the Notes in Abu Dhabi Global Market, Belgium, Dubai International Financial Centre, France, Germany, Hong Kong, Italy, Japan, Luxembourg, Saudi Arabia, Singapore, South Africa, Switzerland, Taiwan, the United Kingdom and the United Arab Emirates. See “Jurisdictional Restrictions.”
Risk Factors:

See “Risk Factors” below as well as discussed elsewhere in this Prospectus Supplement, the accompanying Prospectus and the documents we file with the SEC for a discussion of the risks you should carefully consider before deciding to invest in the Notes.

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Risk Factors

You should read this entire Prospectus Supplement, the accompanying Prospectus and the documents incorporated by reference carefully. Words and expressions defined elsewhere in this Prospectus Supplement and the accompanying Prospectus have the same meanings in this section. Investing in the Notes involves certain risks. In addition, the purchase of the Notes may involve substantial risks and be suitable only for investors who have the knowledge and experience in financial and business matters to enable them to evaluate the risks and merits of an investment in the Notes. You should make your own inquiries as you deem necessary without relying on the Republic or any Underwriter and should consult with your financial, tax, legal, accounting and other advisers, prior to deciding whether to make an investment in the Notes. You should consider, among other things, the following:

Risks Relating to the Republic

The Republic is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it

The Republic is a sovereign state. Consequently, your ability to sue the Republic may be limited. See “Description of Debt Securities—Governing Law; Consent to Service” in the accompanying Prospectus.

The Republic has not consented to service or waived sovereign immunity with respect to actions brought against it under United States federal securities laws or any State securities laws. In the absence of a waiver of immunity by the Republic with respect to these actions, it would not be possible to obtain judgment in such an action brought against the Republic in a court in the United States unless the court were to determine that the Republic is not entitled under the Immunities Act to sovereign immunity with respect to such action. Further, even if a United States judgment could be obtained in such an action, it may not be possible to enforce in the Republic a judgment based on such a United States judgment. Execution upon property of the Republic located in the United States to enforce a United States judgment may not be possible except under the limited circumstances specified in the Immunities Act.

The Republic’s growth rate and fiscal situation has continued to experience challenges and further adverse changes in domestic or international economic conditions could have an adverse effect on the Republic’s fiscal position

South Africa has the second largest economy in Sub-Saharan Africa in terms of total GDP, accounting for approximately 20% of the aggregate GDP of Sub-Saharan Africa as of 2020, according to World Bank Data. However, South Africa continues to confront a challenging domestic and international economic environment. The economy fell into technical recession in the first half of 2018, as a result of production losses in the agriculture and mining sectors, while investment growth remained subdued and imports accelerated. Growth rebounded in the second half of 2018, primarily driven by a recovery in the manufacturing, transport, finance and business services sectors, which resulted in real GDP growth of 1.5% in 2018. In 2019, real GDP growth slowed to 0.1%, partly as a result of electricity supply failures. The impact of the COVID-19 pandemic and its mitigating measures induced a notable 6.4% contraction in real GDP in 2020. Weak growth has contributed to a record unemployment rate of 34.9% as of the third quarter of 2021. While economic growth projections in the 2022 Budget project a rebound in growth to 4.8% in 2021, before settling at 1.7% by 2024, electricity shortages are expected to constrain the economy over the medium term.

Accordingly, a failure to control public expenditure or increase government revenues, implement structural reform measures or achieve economic growth may lead to a further widening in the fiscal or current account deficit and adversely impact the Republic’s sovereign credit rating as well as its borrowing costs (see “—There can be no assurance that the Republic’s credit rating will not change”).

Other risks of fiscal policy slippage include the risk of increased borrowing costs as the result of increases in global borrowing costs, a rating downgrade by another rating agency to speculative grade and the potential for crystallization of contingent liabilities which stem from the state-owned entities portfolio and include guarantees, none of which have been called as at the date of this Prospectus Supplement. In

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particular, maintaining the financial sustainability of state-owned entities, particularly Eskom, poses a significant risk to South Africa’s economy. If any state-owned entities become non-viable, or require a significant additional cash injection or other fiscal support to remain viable, it could impose a significant additional burden on the National Government’s budget resources.

Eskom remains reliant on government support to continue as a going concern. Eskom does not generate adequate cash flow from its own operations to meet demands on its liquidity. Eskom is expected to continue to rely of government support and debt funding to maintain operations in the foreseeable future. As at September 30, 2021, the outstanding debt securities and borrowings of Eskom amounted to at R392.1 billion.

If Eskom or any other state-owned entities become non-viable, or require a significant additional cash injection or other fiscal support to remain viable, it could impose a significant additional burden on the National Government’s budget resources.

South Africa may be unable to meet its economic growth and reform objectives due to political and other factors which may adversely affect the performance of the South African economy

Improving economic and fiscal conditions and fighting corruption have been key policy platforms of President Ramaphosa since his election in February 2018, and the National Government has announced its intention to pursue a series of economic and fiscal reform initiatives, including those set forth in the 2022 Budget Review. There can be no assurance that such reforms and initiatives will prove successful or lead to the stronger economic growth that is needed to alleviate persistently high unemployment, improve income disparities and increase National Government revenues. In particular, achieving the significant structural reforms announced by the National Government will require effective implementation and accountability within the National Government. The impact of such reforms on long-term growth will also be influenced by market sentiment, which in turn will be influenced by the political environment as well as general investor and consumer confidence. The political environment in South Africa remains challenging with continued tensions between aggregate demand and structural reform-oriented politicians, who often differ in their opinion of the causes of and solutions to the Republic’s chronically slow growth. In addition, there has been substantial political and media scrutiny regarding corruption in the South Africa government (both at a national and local level) and with respect to key state-owned entities. Accordingly, if the National Government in unwilling to implement necessary reforms to address current issues and improve the Republic’s long-term growth potential, this is likely to have an adverse impact on the South African economy and Republic’s ability to implement its policy goals.

The Republic’s economy remains vulnerable to external shocks and fluctuations in regional and international economic conditions and by more general “contagion” effects, which could have an adverse effect on the Republic’s economic growth and fiscal position.

As the Republic’s economy remains less developed compared to more mature market economies, it may be more susceptible to destabilization resulting from external shocks, such as regional and international economic and geopolitical crises, including international military conflicts, further escalation of trade tension among major nations, declining commodity prices, adverse weather-related shocks, changes in global investor sentiment, slowing global growth and the ongoing impact of the COVID-19 pandemic. These factors could all have an impact on global economic and financial market conditions, which in turn have an impact on South Africa’s export and investment outlook.

Throughout 2021, the Russian military build-up on the border of Ukraine has escalated tensions between Russia and Ukraine and strained bilateral relations, with the United States having publicly stated that invasion would be met with dire consequences for Russia's economy, including sanctions. These events have continued in 2022 with a Russian military invasion in Ukraine in February 2022. On February 21, 2022, Russia recognized the independence of the so-called Donetsk People’s Republic and the so-called Lugansk People’s Republic, two separatist regions within Ukraine, and ordered Russian troops into these regions with a purported mission to maintain peace in the area resulting in the US, EU and UK, amongst other countries, introducing sanctions against certain Russian individuals and entities. This was followed with a military invasion on February 23, 2022, resulting in broad condemnation from the US, EU and UK, amongst other countries, and countries increasing the severity of existing sanctions and the imposition of further sanctions against additional Russian

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individuals and entities, including the disconnection of several designated Russian entities from the SWIFT network on March 12, 2022. Russia's ongoing military campaign in Ukraine and continued heightened tensions between Russia and the rest of the world could materially negatively affect global macroeconomic conditions and the South African economy.

As a current account deficit country, South Africa is reliant on external savings to finance its internal investment. Such external savings can be negatively influenced by general global financial market volatility and investor risk appetite. In addition, because international investors’ reactions to the events occurring in one emerging market country sometimes appear to demonstrate a “contagion” effect, in which an entire region or class of investment is disfavored by international investors, the Republic could be adversely affected by negative economic or financial developments in other emerging market countries. As a result, adverse global market conditions, faster than expected increases in interest rates by the U.S. Federal Reserve, adverse ratings actions against the Republic’s sovereign credit rating or the exclusion from the World Global Bond Index represent the primary risks that may impact asset prices in South Africa and external investment.

There can be no assurance that any crises such as those described above or similar events will not negatively affect investor confidence in the Republic’s economy. There can be no assurance that these events will not adversely affect the Republic’s economy and its ability to raise capital in the external debt markets in the future.

There can be no assurance that the Republic’s credit rating will not change

Long-term foreign currency debt of the Republic of South Africa is currently rated sub-investment grade by the three major rating organizations, Fitch Ratings ("Fitch"), Moody’s Investors Service ("Moody's") and S&P Global Ratings ("S&P", together with Fitch and Moody's, the "Ratings Agencies").

On March 27, 2020, Moody’s downgraded South Africa’s long-term foreign and local currency debt ratings to sub-investment grade, from ‘Baa3’ to ‘Ba1’, and assigned a negative outlook. The outbreak of COVID-19 exacerbated the economic and financial pressures, as well as credit rating pressures, on sovereigns across the globe. Similarly, Fitch on April 3, 2020, downgraded the country’s long term foreign and local credit ratings by one notch to ‘BB’ from ‘BB+’, a below investment grade level, and assigned a negative outlook. The agency highlighted the lack of a clear path towards government’s debt stabilisation and the expected impact of COVID-19 on public finances and growth as reasons for the downgrade.

On April 29, 2020, S&P downgraded the country’s long-term foreign and local currency debt ratings further to ‘BB-’ and ‘BB’, respectively. According S&P, the downgrade was a result of COVID-19 related pressures that they expected to have significant adverse implications on South Africa’s already deficient growth and fiscal outcomes.

On November 20, 2020, Moody’s further downgraded South Africa’s long-term foreign and local currency debt ratings to ‘Ba2’ from ‘Ba1’. The agency maintained a negative outlook. According to Moody’s, the downgrade reflected the impact of the COVID-19 pandemic, both directly on the debt burden and indirectly by intensifying the country’s economic challenges and social obstacles to reforms. Moody’s further held that South Africa’s capacity to mitigate the shock over the medium term is lower than that of many other sovereigns given the significant fiscal, economic and social constraints and rising borrowing costs.

Also on November 20, 2020, Fitch further lowered South Africa’s long-term foreign and local currency debt ratings to ‘BB-’ from ‘BB’. Fitch maintained the negative outlook. According to the agency, the downgrade reflected high and rising government public debt exacerbated by the economic shocks triggered by the COVID-19 pandemic. On the same day, S&P affirmed the country’s long-term foreign and local currency debt rating at ‘BB-’ and ‘BB’, respectively and maintained a stable outlook. According to S&P, the affirmation reflects the use of lockdowns associated with combating the COVID-19 pandemic, which plunged South Africa into its sharpest quarterly economic contraction in second quarter of 2020, leading to a large widening of fiscal deficit and rapid rise in government debt.

On May 21, 2021, S&P affirmed South Africa’s long-term foreign and local currency debt ratings at ‘BB-’ and ‘BB’, respectively. The agency maintained a stable outlook. On the same day, Fitch affirmed the country’s long-term foreign and local currency debt ratings at ‘BB-’ and maintained a negative outlook. Both agencies highlighted that long standing structural constrains are expected to continue to hinder economic growth. Further, high and rising government debt, as well as high inequality remain, key rating weaknesses.

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As 2021 progressed, the reopening of the economy, coupled with a supportive external environment, resulted in South Africa’s economy recovering more quickly than projected and improved fiscal performance, which has been viewed positively by some rating agencies. Consequently, on December 15, 2021, Fitch affirmed the country’s non-investment ratings (‘BB-’) and revised the outlook to stable from negative. The agency indicated that the outlook revision reflects the faster than expected economic recovery, strong fiscal performance as well as improvements to key GDP based credit metrics following the rebasing of national accounts.

On April 1, 2022, Moody's reaffirmed South Africa's long term foreign and local currency debt ratings at 'Ba2' and revised the outlook from negative to stable.

S&P is expected to review their ratings of South Africa on May 20, 2022.

Unfavorable changes in the Republic’s credit ratings could adversely affect the trading price of the Notes and have the potential to affect South Africa’s debt financing costs and the liquidity of and demand for the Republic’s debt securities. Any adverse change in outlook or credit watch by any of the Ratings Agencies could have similar adverse effects.

The Republic’s current sub-investment grade ratings from each of the Ratings Agencies indicate that the Notes are regarded as having significant speculative characteristics, and that there are major ongoing uncertainties or exposure to financial or economic conditions which could compromise the Republic’s capacity to meet its financial commitment on the Notes. A rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the assigning rating organization. As at the date of this Prospectus Supplement, the credit rating agencies are established in the EU and registered under Regulation No 1060/2009 (as amended) (the “CRA Regulation”) and are established in the UK and registered under the UK retained version of the CRA Regulation (the “UK CRA”). Each of the Rating Agencies is included in the list of credit rating agencies published by the European Securities and Markets Authority on its website (at https://www.esma.europa.eu/page/List-registered-and-certified-CRAs) in accordance with the CRA Regulation or published by the Financial Conduct Authority on its website (at https://www.fca.org.uk/firms/credit-rating-agencies) in accordance with the UK CRA, as applicable.

The economic effects of the outbreak of the COVID-19 pandemic could continue to have an adverse effect on South Africa’s economy.

In December 2019, the emergence of a new strain of coronavirus, COVID-19, was reported in Wuhan, Hubei Province, China. This new strain has subsequently spread throughout the world, including to South Africa. On March 11, 2020, the World Health Organization (the “WHO”) declared COVID-19 a pandemic. The COVID-19 pandemic has had an adverse impact on the global economy, led to significant volatility in international financial markets, lower oil and other commodity prices (most notably in 2020), reduced global liquidity and trade and lowered activity in tourism, hospitality and export-related industries. In South Africa, COVID-19 has adversely impacted business operations, reduced average incomes (in a context of already high poverty rates), caused exchange rate depreciation and a slow-down in economic activities, among other things. The extent of the severity and duration of the COVID-19 pandemic in South Africa and globally is difficult to predict. While the sharp contraction in GDP experienced in 2020 is not forecast to persist, any subsequent declines in global GDP growth or prolonged disruption of financial markets may impede a growth recovery in South Africa, particularly if South Africa suffers repeated large outbreaks or is required to re-impose substantial restrictions.

Continued economic recovery will depend on many factors such as the widespread adoption of COVID-19 vaccines and the effectiveness of the vaccines against new variants. Variant strains of COVID-19 have recently appeared, notably the “Delta” variant and the “Omicron” variant, which may increase transmissibility, reduce the efficacy of current vaccines and treatments or result in more severe symptoms, further complicating efforts of the medical community and governments in response to the COVID-19 pandemic.

There is considerable uncertainty regarding the extent to which COVID-19 and variant strains will continue to spread and the resultant economic impact. Although the long-term effects to the global economy and the South African economy of the COVID-19 pandemic are difficult to assess or predict, it may adversely affect the Republic’s expected GDP growth and fiscal deficit, which may lead to a deterioration in financial conditions.

The operational and financial health of state-owned companies could have an adverse effect on South Africa’s economy and the Republic’s fiscus.

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The operational and financial health of many state-owned companies continues to decline. Over the past 12 months, several have missed their capital investment and loan disbursement targets. A number of these companies do not have sustainable business models and cannot continue to operate or meet their obligations without state support. Investors have increasingly expressed an unwillingness to extend capital to such entities without government guarantees, leaving many state-owned companies at risk of defaulting on their debts. At the same time, the COVID-19 pandemic and associated lockdowns have reduced operational income and slowed restructuring plans.

If South African state-owned companies fail to meet their obligations and enter states of default, the Republic could be forced to provide financial support or recapitalize state-owned companies. This re-allocation of the fiscus could in turn adversely affect South Africa’s economy and financial stability.

The economic impact of cybersecurity breaches of IT security and privacy systems.

Public and private South African organisations and companies have been and continue to be subject to a range of cyber-attacks. Cyber-attacks could give rise to the loss of significant amounts of customer data and other sensitive information, as well as significant levels of liquid assets (including cash). In addition, cyber-attacks could give rise to the disablement of an organisation’s information technology systems used to service customers or the public. As attempted attacks continue to evolve in scope and sophistication, South African entities may incur substantial costs in their attempts to modify or enhance their protective measures against such attacks, or to investigate or remediate any vulnerability or resulting breach.

In July 2021, Transnet SOC Ltd (Transnet) was the victim of a ransomware attack that forced Transnet to restrict or pause key container terminals, including Port of Durban, Ngqura, Port Elizabeth and Cape Town. Information security risks for the public and commercial sectors, including large financial institutions and government bodies and key infrastructure facilities, have increased in recent years, in part because of the proliferation of new technologies, the use of internet and telecommunications technology and the increased sophistication and activities of organised criminals and hackers. Customers of South African companies and users of government and private services often use personal smartphones, personal computers and other computing devices, personal tablet computers and other mobile devices that are beyond these entities’ control systems. Computer systems, software and networks may be vulnerable to unauthorised access, misuse, denial-of-service attacks, phishing attacks, computer viruses or other malicious code.

As technology continues to develop, South African organisations (or their third-party affiliates) may be exposed to new risks to their business and the security of their data, including risks they may not be able to anticipate, as well as increased operating costs from ensuring that any new products and services they provide are implemented correctly and operated safely and securely.

If South African organisations fail to effectively manage their IT, cybersecurity and privacy risks, they may become exposed to liability, including regulatory fines or penalties, increased expenses relating to the resolution of any security or privacy breaches of their databases and the mitigation of the impact of such breaches on affected individuals, and the reputation of the South African government and sectors of the economy (such as banking) could be harmed. Any of the above could have a material adverse effect on the South African economy and thus South Africa’s ability to meet its payment obligations under the Notes.

The impact of climate change, including the occurrence of floods and drought, has negatively affected the Republic in the past and may negatively affect it in the future.

Climate change is a threat to the Republic’s economy and its future growth prospects. A global increase in the mean temperature is likely to lead to changed precipitation patterns, sea level rises and more frequent extreme weather events, such as prolonged droughts and flooding. The Republic’s economy is dependent on climate sensitive sectors, for example agriculture, tourism and energy. A change in climate may have several consequences, including lower agriculture productivity, damage to coastal infrastructure, fragile ecosystems, impact on health and biodiversity, financial market disruption, lower GDP and altered migration matters.

The Republic has historically been affected by a variety of natural disasters, including floods and droughts. Natural disasters such as floods may lead to casualties, the destruction of crops and livestock, the outbreak of waterborne disease and the destruction of infrastructure, such as roads and bridges. Droughts may negatively affect the supply of agricultural commodities, the food supply in general and the generation of hydroelectric

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power. During 2010 and 2011, the Republic experienced a series of floods in certain areas which resulted in the destruction of infrastructure, crops and loss of human life and livestock. In addition, during 2015 and 2016, some parts of South Africa experienced severe drought conditions that resulted in a significant contraction in agriculture, and the price of staple foods, such as maize and soybeans, rose substantially while water sources dried up. As a result of this drought, growth in the agriculture, forestry and fishing sector was impacted by a decrease in value added of 6.1% and 7.8% in 2015 and 2016, respectively, in comparison to growth in value added of 21.1% in 2017. However, as a result of erratic weather conditions and severe drought in certain areas of the country as well as protracted debate around land reform, the growth in value added in the agriculture, forestry and fishing sector again declined by 4.8% in 2018 and by 13.2% in the first quarter of 2019 due to a further decline in the wine grape harvest, the postponement of the citrus fruit harvest to the second quarter of 2019 and a much lower domestic maize harvest compared to the prior year.

In addition, in 2018 severe drought conditions in the Western Cape resulted in strain on the supply of water to nearly four million people in the city of Cape Town as well as in smaller towns in the Northern Cape, Eastern Cape and Western Cape, as well as Nelson Mandela Bay metropolitan municipality. The drought was classified as a national disaster by the National Disaster Management Centre and the National Government allocated R6 billion in 2018/2019 for drought relief in several provinces through the provision of assistance to the water sector and public investment projects. Expenditures associated with natural disaster relief efforts may adversely affect the Republic’s budgetary position and, as a result, may impair its ability to service the Notes.

Although the agriculture, forestry and fishing sector grew by 3.3% in real value added over the first three quarters of 2021, its economy nevertheless remains vulnerable to natural disasters such as floods and drought. While South Africa has taken measures to reduce the impact of climate change, any natural disasters or other effects associated with climate change could have a material adverse effect on South Africa’s economy and its future growth prospects.

Risks Relating to the Notes

The trading market for debt securities may be volatile and may be adversely impacted by many events

The market for the Notes issued by the Republic is influenced by economic, political, social and market conditions and, to varying degrees, interest rates, currency exchange rates and inflation rates in the United States and in European and other industrialized countries. There can be no assurance that events in South Africa, the United States, Europe or elsewhere will not cause market volatility, as in recent months, or that such volatility will not adversely affect the price of the Notes or that economic, political, social, and market conditions will not have any other adverse effect.

There could be no active trading market for the Notes

The Notes are a new issue of securities with no established trading market. There can be no assurance that an active trading market for the Notes will develop, or, if one does develop, that it will be maintained. If an active trading market for the Notes does not develop or is not maintained, the market or trading price and liquidity of the Notes may be adversely affected. If the Notes are traded after their initial issuance, they may trade at a discount to their initial offering price, depending upon prevailing interest rates, the market for similar securities, general economic conditions and the financial condition of the Republic. Although an application will be made to admit the Notes to listing on the Official List of the Luxembourg Stock Exchange and seek to have the Notes admitted to trading on the regulated market “Marché réglementé” of the Luxembourg Stock Exchange, Bourse de Luxembourg, there is no assurance that such application will be accepted or that an active trading market will develop.

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Certain economic risks are inherent in any investment denominated in a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities

An investment in a security denominated in a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities may present currency-related risks not associated with a similar investment in a security denominated in the home currency.

Such risks include, without limitation, the possibility of significant changes in rates of exchange between the home currency and the U.S. dollar and the possibility of the imposition or modification of foreign exchange controls with respect to the U.S. dollar and the home currency. Such risks generally depend on events over which South Africa has no control, such as economic and political events and the supply of and demand for the U.S. dollar and the home currency. In recent years, rates of exchange for certain currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of the Notes. Depreciation of the U.S. dollar against the relevant home currency could result in a decrease in the effective yield of a particular security below its coupon rate and, in certain circumstances, could result in a loss to the investor on a home currency basis.

This description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than the home currency. Prospective investors should consult their own financial and legal advisers as to the risks involved in an investment in the Notes.

The Notes are unsecured

The Notes constitute unsecured obligations of the Republic, and are not, either directly or indirectly, an obligation of any third party. In the event the Republic were to default on its obligations, you may not receive any amounts owed to you, including any repayment of principal, under the terms of the Notes.

The Notes contain provisions that permit the Republic to amend the payment terms without the consent of all holders

The Notes will contain provisions regarding voting on amendments, modifications and waivers under which certain key terms of the Notes may be amended, including the maturity date, the interest rate and other payment terms, without your consent. The Notes will contain provisions, commonly referred to as “collective action clauses,” regarding future modifications to the terms of, or other actions taken in respect of, debt securities issued under the fiscal agency agreement. Under these provisions, the Republic may amend the payment provisions of the debt securities and other reserved matters, including, but not limited to, modifications to payment and other important terms, with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount of the outstanding debt securities of such series; (2) with respect to two or more series of debt securities that are Aggregated Collective Action Securities (including the Notes), if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all such series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities that are Aggregated Collective Action Securities (including the Notes), more than 66⅔% of the aggregate principal amount of the outstanding debt securities of all such series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.

Legal investment considerations may restrict certain investments

The investment activities of certain investors are subject to legal investment laws and regulations, or to review or regulation by certain authorities. You should consult your legal advisers to determine whether and to what extent (1) the Notes are legal investments for you, (2) the Notes can be used as collateral for various types of borrowing and (3) other restrictions apply to your purchase or pledge of any Notes. Financial institutions should consult their legal advisers or the appropriate regulators to determine the appropriate treatment of Notes under any applicable risk-based capital or similar rules.

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The Notes are denominated in United States dollars

An investment in a security denominated in a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities may present currency-related risks not associated with a similar investment in a security denominated in the home currency. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the home currency and the U.S. dollar and the possibility of the imposition or modification of foreign exchange controls with respect to the U.S. dollar and the home currency. Such risks generally depend on events over which South Africa has no control, such as economic and political events and the supply of and demand for the U.S. dollar and the home currency. In recent years, rates of exchange for certain currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of the Notes. Depreciation of the U.S. dollar against the relevant home currency could result in a decrease in the effective yield of a particular security below its coupon rate and, in certain circumstances, could result in a loss to the investor on a home currency basis.

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Use of Proceeds

The net proceeds from the sale of the Notes are estimated to be approximately U.S.$2,995,791,000 after deduction of the underwriting discounts and of certain expenses payable by the Republic. The Republic intends to use the net proceeds to pay its foreign currency commitments, subject to Section 71 of the PFMA. See “The External Sector of the Economy” and “National Government Debt—Summary of External National Government Debt” in the Annual Report.

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Description of the Notes

This Prospectus Supplement describes the terms of the Notes in greater detail than the accompanying Prospectus and may provide information that differs from the accompanying Prospectus. If the information in this Prospectus Supplement differs from the accompanying Prospectus, you should rely on the information in this Prospectus Supplement.

General

The Notes are to be issued pursuant to an Amended and Restated Fiscal Agency Agreement, dated as of February 10, 2017 (the “Fiscal Agency Agreement”), between, among others, South Africa and Citibank, N.A., London Branch, as Fiscal Agent (the “Fiscal Agent”). The following statements and the statements under “Description of Debt Securities” in the accompanying Prospectus briefly summarize some of the terms of the Notes and the Fiscal Agency Agreement. Such statements are qualified in their entirety by reference to the Fiscal Agency Agreement and to the form of Global Note, described below, filed or to be filed by South Africa with the SEC.

The 2032 Notes, issued in an aggregate principal amount of U.S.$1,400,000,000, bear interest at the rate of 5.875% per annum and mature on April 20, 2032. The 2052 Notes, issued in an aggregate principal amount of U.S.$1,600,000,000, bear interest at the rate of 7.300% per annum and mature on April 20, 2052. Interest on the Notes is payable semi-annually on April 20 and October 20  of each year, commencing October 20, 2022, to the persons in whose names the Notes are registered at the close of business on the preceding April 5 or October 5 (whether or not a business day), as the case may be. If a payment date falls on a day which is not a business day, payment will be made on the next succeeding business day. Interest payable on a particular interest payment date will be calculated on the basis of a 360-day year, consisting of twelve 30-day months.

The Notes constitute direct, unconditional, general, and unsecured obligations of the Republic. The Notes will be designated equal ranking securities, and as such the Notes will rank equally and without any preference among themselves and equally with all present and future unsecured and unsubordinated general obligations of the Republic for external debt. The full faith and credit of the Republic has been pledged for the due and punctual payment of, and the due and timely performance of all the Republic’s obligations relating to, the Notes.

The Notes are aggregated collective action debt securities and will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to the Republic’s outstanding external indebtedness issued prior to April 6, 2016. These provisions are referred to as “collective action clauses.” Under these provisions, the Republic may amend the payment provisions of the debt securities and other reserved matters listed in the Notes with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount of the outstanding debt securities of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, more than 66⅔% of the aggregate principal amount of the outstanding bonds of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.

The Notes are not redeemable prior to maturity and are not entitled to the benefit of any sinking fund. At maturity, the Notes will be redeemed at par. Nevertheless, South Africa may at any time repurchase the Notes at any price in the open market or otherwise. South Africa may hold or resell the Notes it purchases or may surrender them to the Fiscal Agent for cancellation. Additional terms of the Notes are described in the accompanying Prospectus under “Description of Debt Securities.”

The Fiscal Agent is not a trustee for the holders of the Notes and does not have the same responsibilities or duties to act for such holders as would a trustee.

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Form, Denominations and Registration

The statements set forth in this Prospectus Supplement in this subsection and in “Definitive Notes” and in the section entitled “Global Clearance and Settlement” include summaries of certain rules and procedures of DTC, Clearstream, Luxembourg and Euroclear that affect transfers of interests in the Notes.

The Notes will be issued as one or more global Notes in book-entry form registered in the name of a nominee of DTC. Book-entry interests in the Notes and all transfers relating to such interests in the Notes will be reflected in the book-entry records of DTC. The depositary for DTC will be Citibank, N.A., London Branch.

Beneficial interests in the Notes, which will be in minimum denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof, will be represented in, and transfers of such beneficial interests will be effected through, accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts, eliminating the need for physical movement of securities.

Citibank, N.A, London Branch, as Fiscal Agent, located at Citigroup Centre, Canada Square, London E14 5LB, United Kingdom, will maintain a register in which, subject to such reasonable regulations as the Fiscal Agent may prescribe, South Africa shall provide for the registration of, and the registration of transfers of, and exchanges of, the Notes.

If you wish to hold securities through the DTC system, you must either be a direct participant in DTC or hold securities through a direct participant in DTC. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations that have accounts with DTC. Euroclear and Clearstream, Luxembourg participate in DTC through their New York depositaries. Indirect participants are securities brokers and dealers, banks and trust companies that do not have an account with DTC, but that clear through or maintain a custodial relationship with a direct participant. Thus, indirect participants have access to the DTC system through direct participants.

If you so choose, you may hold your beneficial interests in the Notes through Euroclear or Clearstream, Luxembourg, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream, Luxembourg will hold their participants’ beneficial interests in the Global Notes in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream, Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC.

In sum, you may elect to hold your beneficial interests in the Notes:

•	in the United States, through DTC;
•	outside the United States, through Euroclear or Clearstream, Luxembourg; or
•	through organizations that participate in such systems.

DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the Notes through these participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the Fiscal Agency Agreement or the Notes. The ability of Euroclear or Clearstream, Luxembourg to take actions as a holder under the Notes or the Fiscal Agency Agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream, Luxembourg will take such actions only in accordance with their respective rules and procedures.

As an owner of a beneficial interest in the Notes, you will generally not be considered the holder of any Notes under the Fiscal Agency Agreement.

The laws of some states of the United States require that certain persons take physical delivery of securities in certificated form. Consequently, your ability to transfer interests in a Note may be limited.

Except as provided below, owners of beneficial interests in the Notes will not be entitled to have the Notes registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form

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and will not be considered the holders of the Notes under the Fiscal Agency Agreement or the Notes. Accordingly, each person owning a beneficial interest in a Note must rely on the procedures of DTC and, if such person is not a participant in DTC, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of Notes. South Africa understands that, under existing industry practice, in the event that any owner of a beneficial interest in the Notes desires to take any action that the registered owner, as the holder of such Notes, is entitled to take, the registered owner would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Payment

Payment of principal of and interest on the Notes will be made to the nominee of DTC, as the registered owner. The principal of and interest on the Notes will be payable in U.S. dollars or in such other coin or currency of the United States of America as at the time of payment is legal tender for the payment therein of public and private debts. Upon receipt of any payment of principal of or interest on the Notes, participants’ accounts will be credited in accordance with applicable DTC rules and procedures.

Neither South Africa nor the Fiscal Agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Notes or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

Any moneys held by the Fiscal Agent in respect of the Notes and remaining unclaimed for two years after the amount becomes due and payable will be returned to South Africa, and the holder of such Note will thereafter look only to South Africa for any payment to which the holder may be entitled. See also “Description of the Notes—Prescription” in this Prospectus Supplement.

Foreign Currency Risks

An investment in a security denominated in a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities may present currency-related risks not associated with a similar investment in a security denominated in the home currency. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the home currency and the U.S. dollar and the possibility of the imposition or modification of foreign exchange controls with respect to the U.S. dollar and the home currency. Such risks generally depend on events over which South Africa has no control, such as economic and political events and the supply of and demand for the U.S. dollar and the home currency. In recent years, rates of exchange for certain currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of the Notes. Depreciation of the U.S. dollar against the relevant home currency could result in a decrease in the effective yield of a particular security below its coupon rate and, in certain circumstances, could result in a loss to the investor on a home currency basis.

This description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than the home currency. Prospective investors should consult their own financial and legal advisers as to the risks involved in an investment in the Notes.

Prescription

To the extent permitted by applicable law, the Notes will become void unless presented for payment within a period of 10 years following (i) the maturity date or (ii) if payment in full has not been received by the Fiscal Agent or Paying Agent on or prior to the maturity date, the date on which notice is given to holders of the Notes that payment in full has been received.

Definitive Notes

South Africa will cause Notes to be issued in definitive form in exchange for Notes only if DTC, or the nominee thereof notifies South Africa in writing that it is no longer willing or able to discharge its responsibilities as depositary for the Notes properly; DTC ceases to be a clearing agency registered under

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the Exchange Act and South Africa is unable to locate a qualified successor within 90 days after receiving such notice; if an event of default has occurred and is continuing as described under “Description of Debt Securities—Events of Default” in the accompanying Prospectus or South Africa at any time and in its sole discretion determines not to have any of the Notes represented by the Global Notes. If any of the above events occurs, South Africa will reissue the Notes in fully certificated, registered form in minimum denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof and will recognize the registered holders of the definitive Notes as holders under the Fiscal Agency Agreement. Such Notes may be presented for registration of transfer or exchange at the office of the Fiscal Agent in the City of London or at the office of the Listing and Paying Agent in Luxembourg, and principal and interest will be payable at such offices, provided that interest may be paid by check mailed to the registered holders of the definitive Notes. In the event of the issuance of definitive Notes, South Africa will publish a notice in a leading newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort) announcing such issuance and, for as long as the Notes are listed on the Luxembourg Stock Exchange and so long as the rules of the Luxembourg Stock Exchange so require, the South African Government will maintain a transfer agent and paying agent in Luxembourg.

A definitive Note will be transferable in whole or in part in an authorized denomination upon the surrender of the certificate evidencing the definitive Notes to be transferred, together with the form of transfer duly endorsed on it completed and executed, at the specified office of any transfer agent. In the case of a transfer of only part of a definitive Note, a new certificate in respect of the balance not transferred will be issued to the transferor.

In the event that definitive Notes are issued, the Transfer and Paying Agent and its specified office shall be as set forth at the end of this Prospectus Supplement, and payment of principal will be made only against presentation and surrender of the definitive Notes to the Transfer and Paying Agent. The South African Government reserves the right at any time to vary or terminate the appointment of any transfer agent and paying agent and to appoint additional or other transfer agents and paying agents. If the South African Government appoints additional or other transfer or paying agents in Luxembourg, notice of such change will be published in Luxembourg as set forth in the section entitled “Description of the Notes—Notices” in this Prospectus Supplement.

Replacement of the Notes

Should any definitive Note be mutilated, lost, stolen or destroyed, it may be replaced on such terms as to evidence and indemnity as the South African Government may require. Mutilated Notes must be surrendered before replacement therefor will be issued. Application for replacement may be made only by the registered holder of the Notes and shall be made at the specified office of the Fiscal Agent in London or the Listing and Paying Agent in Luxembourg set out at the end of this Prospectus Supplement.

Further Issues

South Africa may from time to time, without notice to or the consent of the registered holders of the Notes, create and issue further notes ranking equally and ratably with the Notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes) and so that such further notes shall be consolidated and form a single series with the Notes and shall have the same terms as to status, redemption or otherwise as the Notes, provided, however, that unless any further notes are issued pursuant to a “qualified reopening” of the original Notes, or are otherwise treated as fungible with the original Notes for U.S. federal income tax purposes, such further notes will have a separate CUSIP, ISIN or Common Code (as applicable) so that they are distinguishable from such Notes.

Notices

So long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the exchange so require, South Africa will publish notices in a daily newspaper of general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or on the website of the Luxembourg Stock Exchange at http://www.bourse.lu. If publication in a leading newspaper in Luxembourg is not practicable, South Africa will give notices in another way consistent with the rules of the Luxembourg Stock Exchange. South Africa will also publish all notices in London in the Financial Times and in New York in The Wall Street Journal. Notices

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shall be deemed to have been given on the date of their publication or, if published more than once on different dates, on the first date on which publication is made.

Luxembourg Paying Agent

So long as Notes are listed on the regulated market “Marché réglementé” of the Luxembourg Stock Exchange (Bourse de Luxembourg) and the rules of such stock exchange so require, the Republic will maintain a paying agent in Luxembourg. The Republic has initially appointed Banque Internationale á Luxembourg, société anonyme to serve as its paying agent in Luxembourg.

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Global Clearance and Settlement

As far as the Republic is aware, the information below has been accurately reproduced and no facts have been omitted which would render the reproduced information inaccurate or misleading. DTC, Euroclear and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither the Republic nor the registrar will be responsible for DTC’s, Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures; nor will the Republic or the registrar be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

DTC is:

•	a limited-purpose trust company organized within the meaning of the New York Banking Law;
•	a “banking organization” under the New York Banking Law;
•	a member of the Federal Reserve System;
•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and
•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own DTC. Access to the Depositary’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

According to DTC, the foregoing information about DTC has been provided to us for informational purposes only and is not a representation, warranty or contract modification of any kind.

Euroclear and Clearstream, Luxembourg

Like DTC, Euroclear and Clearstream, Luxembourg hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream, Luxembourg provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Euroclear and Clearstream, Luxembourg participants are financial institutions such as the Underwriters, securities brokers and dealers, banks, trust companies and other organizations. The Underwriters are participants in Euroclear or Clearstream, Luxembourg. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream, Luxembourg by clearing through or maintaining a custodial relationship with Euroclear or Clearstream, Luxembourg participants.

Ownership of Notes through DTC, Euroclear and Clearstream, Luxembourg

The Republic will issue the Notes in the form of a fully registered book-entry security, registered in the name of Cede & Co., a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the book-entry security. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts. You may hold your beneficial interests in the book-entry security through Euroclear or Clearstream, Luxembourg, if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream, Luxembourg will hold their participants’ beneficial interests in the book-entry security in their customers’ securities accounts with their depositaries.

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These depositaries of Euroclear and Clearstream, Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC.

The Republic and the Fiscal Agent generally will treat the registered holder of the Notes, initially Cede & Co., as the absolute owner of the Notes for all purposes. Once the Republic and the Fiscal Agent make payments to the registered holders, the Republic and the Fiscal Agent will no longer be liable on the Notes for the amounts so paid. Accordingly, if you own a beneficial interest in the book-entry security, you must rely on the procedures of the institutions through which you hold your interests in the book-entry security (including DTC, Euroclear, Clearstream, Luxembourg, and their participants) to exercise any of the rights granted to the holder of the book- entry security. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of such book-entry security, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action, and that DTC participant would then either authorize you to take the action or act for you on your instructions.

DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the Notes through such participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the Fiscal Agency Agreement or the Notes. Euroclear’s or Clearstream, Luxembourg’s ability to take actions as a holder under the Notes or the Fiscal Agency Agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream, Luxembourg will take such actions only in accordance with their respective rules and procedures.

The Fiscal Agent will not charge you any fees for the Notes, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed Notes. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the Notes to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the Notes to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Transfers Within and Between DTC, Euroclear and Clearstream, Luxembourg

Trading Between DTC Purchasers and Sellers

DTC participants will transfer interests in the Notes among themselves in the ordinary way according to DTC rules. DTC participants will pay for such transfers by wire transfer.

Trading Between Euroclear and/or Cleastream, Luxembourg Participants

Participants in Euroclear and Clearstream, Banking will transfer interests in the Notes among themselves in the ordinary way according to the rules and operating procedures of Euroclear and Clearstream, Luxembourg.

Trading Between a DTC Seller and a Euroclear or Clearstream, Luxembourg Purchaser

When the Notes are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream, Luxembourg participant, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to receive the Notes and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account and the Notes will be credited to the depositary’s account. After settlement has been completed, DTC will credit the Notes to Euroclear or Clearstream, Luxembourg, Euroclear or Clearstream, Luxembourg will credit the Notes, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from Euroclear’s or Clearstream, Luxembourg’s account will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

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Participants in Euroclear and Clearstream, Luxembourg will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the Notes by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear or Clearstream, Luxembourg before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream, Luxembourg until the Notes are credited to their accounts one day later.

As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream, Luxembourg to draw on the line of credit to finance settlement for the Notes. Under this procedure, Euroclear or Clearstream, Luxembourg would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the Notes were credited to the participant’s account. However, interest on the Notes would accrue from the value date. Therefore, in many cases the interest income on Notes which the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream, Luxembourg charges) to each participant.

Since the settlement will occur during New York business hours, a DTC participant selling an interest in the Notes can use its usual procedures for transferring Notes to the depositaries of Euroclear or Clearstream, Luxembourg for the benefit of Euroclear or Clearstream, Luxembourg participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

Trading Between a Euroclear or Clearstream, Luxembourg Seller and DTC Purchaser

Due to time zone differences in their favor, Euroclear and Clearstream, Luxembourg participants can use their usual procedures to transfer Notes through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to credit the Notes to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream, Luxembourg participant on the following day, but the receipt of the cash proceeds will be back- valued to the value date (which will be the preceding day if the settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

If the Euroclear or Clearstream, Luxembourg participant selling the Notes has a line of credit with Euroclear or Clearstream, Luxembourg and elects to be in debit for the Notes until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that one-day period.

Finally, a day trader that uses Euroclear or Clearstream, Luxembourg and that purchases Notes from a DTC participant for credit to a Euroclear or Clearstream, Luxembourg accountholder should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

(a)	borrowing through Euroclear or Clearstream, Luxembourg for one day (until the purchase side of the day trade is reflected in its Euroclear or Clearstream, Luxembourg account) in accordance with the clearing system’s customary procedures;
(b)	borrowing the Notes in the United States from a DTC participant no later than one day prior to settlement, which would give the Notes sufficient time to be reflected in the borrower’s Euroclear or Clearstream, Luxembourg account in order to settle the sale side of the trade; or
(c)	staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream, Luxembourg accountholder.
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Taxation

The following information is of a general nature only and is based on the laws presently in force in Luxembourg and the United States, though it is not intended to be, nor should it be construed to be, legal or tax advice. Prospective investors in the Notes should therefore consult their own professional advisers as to the effects of state, local or foreign laws, including Luxembourg or United States tax law, to which they may be subject.

A discussion of the South African tax consequences of the acquisition, ownership and disposition of the Notes may be found in the accompanying Prospectus under the headings “South African Taxation.”

This section provides information that supplements the information about South Africa that is included in the Prospectus. To the extent that the information in this section differs from the information contained in the Prospectus, you should rely on the information in this section.

United States Taxation

The following summary describes certain material U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes, but does not purport to be a complete analysis of all potential tax effects. The summary is limited to consequences relevant to a U.S. Holder (as defined below) and does not address the effects of any U.S. federal tax laws other than U.S. federal income tax laws (such as estate and gift tax laws and the Medicare tax on net investment income) or any state, local or non-U.S. tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the final, temporary and proposed Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. We have not requested, and will not request, a ruling from the U.S. Internal Revenue Service (the “IRS”), or an opinion of counsel, with respect to any of the U.S. federal income tax consequences described below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the Notes or that any such position would not be sustained.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to holders subject to special rules, such as banks and other financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities that elect mark-to-market accounting for their securities holdings, U.S. Holders whose functional currency is not the U.S. dollar, tax exempt entities, regulated investment companies, real estate investment trusts, partnerships or other pass-through entities and investors in such entities, persons liable for alternative minimum tax, a corporation that accumulated earnings to avoid U.S. federal income tax, U.S. Holders that hold the Notes through non-U.S. brokers or other non-U.S. intermediaries and persons holding the Notes as part of a “straddle,” “hedge,” “conversion transaction,” “constructive sale,” wash sale, or other integrated transaction, or persons who file applicable financial statements required to recognize income when associated revenue is reflected on such financial statements. In addition, this discussion is limited to U.S. Holders that purchase Notes for cash at original issue and at their “issue price” (i.e., the first price at which a substantial amount of the Notes is sold to the public for cash, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold the Notes as capital assets within the meaning of Section 1221 of the Code.

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For purposes of this discussion, a “U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation incorporated or organized under the laws of the United States or any political subdivision thereof or therein or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust, if (a) it is subject to the primary supervision of a United States court and the control of one or more U.S. persons or (b) a valid election to be treated as a U.S. person is in effect.

If a partnership or other entity or arrangement taxable as a partnership holds the Notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Each partner should consult its own tax adviser as to the tax consequences of the purchase, ownership and disposition of the Notes by a partnership in which the partner holds an interest.

Prospective purchasers of Notes should consult their tax advisers concerning the tax consequences of purchasing, owning or disposing of Notes in light of their particular circumstances, including the application of the U.S. federal income tax considerations discussed below, as well as the application of other U.S. federal, state, local, non-U.S. or other tax laws.

Interest

Payments of stated interest on the Notes (without reduction for any amounts withheld) will be includible in the gross income of a U.S. Holder as ordinary interest income at the time such payments are received or accrued, in accordance with such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. It is expected, and this discussion assumes, that the Notes will be issued without original issue discount (“OID”) for U.S. federal income tax purposes.

Stated interest on a Note will constitute foreign source income and generally will be considered “passive category income” in computing the foreign tax credit allowable to U.S. Holders under U.S. federal income tax laws. There are significant complex limitations on a U.S. Holder’s ability to claim foreign tax credits. U.S. Holders should consult their tax advisers regarding the creditability or deductibility of any withholding taxes.

Sale, Exchange, Retirement, Redemption or Other Taxable Disposition of Notes

Upon the sale, exchange, retirement, redemption or other taxable disposition of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference, if any, between (i) the amount realized upon such sale, exchange, retirement, redemption or other taxable disposition (other than any amount equal to any accrued but unpaid stated interest, which, if not previously included in such U.S. Holder’s income, will be taxable as ordinary interest income as discussed above) and (ii) such U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note will generally equal the amount such U.S. Holder paid for such Note.

Any gain or loss recognized upon the sale, exchange, retirement, redemption or other taxable disposition of a Note generally will be U.S. source gain or loss and generally will be capital gain or loss. Capital gains of non-corporate U.S. Holders (including individuals) derived with respect to capital assets held for more than one year are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. U.S. Holders should consult their own tax advisers concerning the creditability or deductibility of any non-U.S. income tax imposed on the disposition of Notes in their particular circumstances.

Foreign Financial Assets Reporting

Certain U.S. Holders are required to disclose on their U.S. federal income tax returns certain information relating to an interest in our Notes, subject to certain exceptions (including an exception for Notes held in accounts maintained by certain financial institutions). U.S. Holders should consult their own tax advisers regarding the effect, if any, of these rules on their ownership and disposition of the Notes and regarding their tax reporting obligations.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to payments of interest on the Notes and to the proceeds from the sale or other disposition (including a retirement or redemption) of a Note paid to a U.S. Holder unless such U.S. Holder is an exempt recipient and, when required, provides evidence of such exemption. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number or a certification that it is not subject to backup withholding and otherwise comply with any applicable requirements of the backup withholding rules.

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Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Prospective purchasers of Notes are urged to consult their own tax advisers regarding their qualification for an exemption from backup withholding and information reporting and the procedures for obtaining such an exemption, if applicable.

Luxembourg Taxation

Please be aware that the residence concept used under the respective headings below applies for Luxembourg income tax assessment purposes only. Any reference in the present section to a tax, duty, levy, impost or other charge or withholding of a similar nature, or to any other concepts, refers to Luxembourg tax law and/or concepts only. Also, please note that a reference to Luxembourg income tax encompasses corporate income tax (impôt sur le revenu des collectivités), municipal business tax (impôt commercial communal), a solidarity surcharge (contribution au fonds pour l’emploi) as well as personal income tax (impôt sur le revenu) generally. Investors may further be subject to net wealth tax (impôt sur la fortune) as well as other duties, levies or taxes. Corporate income tax, municipal business tax as well as the solidarity surcharge invariably apply to most corporate taxpayers resident in Luxembourg for tax purposes. Individual taxpayers are generally subject to personal income tax as well as the solidarity surcharge. Under certain circumstances, where an individual taxpayer acts in the course of the management of a professional or business undertaking, municipal business tax may apply as well.

Withholding Tax

Luxembourg non-residents

Under Luxembourg general tax laws currently in effect, there is no withholding tax on payments of principal, premium or interest (including accrued but unpaid interest) made to Luxembourg non-resident holders of Notes. There is also no Luxembourg withholding tax, upon repayment of principal or upon redemption, repurchase or exchange of the Notes.

Luxembourg residents

Under Luxembourg tax law currently in effect and subject to the law of December 23, 2005, as amended (the “Relibi Law”), there is no withholding tax on arm’s length payments of principal, premium or interest made to Luxembourg resident holders of Notes, nor on accrued but unpaid arm’s length interest in respect of Notes, nor is any Luxembourg withholding tax payable upon the redemption or repurchase of Notes held by Luxembourg resident holders of Notes.

Under the Relibi Law, payments of interest or similar income made or ascribed by a paying agent established in Luxembourg to an individual beneficial owner who is a resident of Luxembourg or a tax transparent vehicle held by one or more individuals resident in Luxembourg will be subject to a withholding tax of 20%. Such withholding tax will be in full discharge of income tax if the beneficial owner is an individual acting in the course of the management of his/her private wealth. Responsibility for the withholding of the tax will be assumed by the Luxembourg paying agent. Payments of interest under the Notes coming within the scope of the Relibi Law will be subject to a withholding tax at a rate of 20%.

Income Taxation on Principal, Interest, Gains on Sales or Redemption

Luxembourg non-residents

Holders of Notes who are non-residents of Luxembourg and who do not have a permanent establishment, a permanent representative, or a fixed base of business in Luxembourg with which the holding of the Notes is

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connected, will not be subject to taxes (income taxes and net wealth tax) or duties in Luxembourg with respect to payments of principal or interest (including accrued interest), payments received upon redemption, issue discounts, repurchase or exchange of Notes or capital gains realized upon the disposal or repayment of the Notes.

A non-resident corporate Holder of Notes or an individual Holder of Notes acting in the course of the management of a professional or business undertaking, who has a permanent establishment or permanent representative in Luxembourg to which or to whom such Notes are attributable, is subject to Luxembourg income tax on interest accrued or received, redemption premiums or issue discounts, under the Notes and on any gains realized upon the sale or disposal, in any form whatsoever, of the Notes.

Luxembourg residents

Holders of Notes who are residents of Luxembourg will not be liable for any Luxembourg income tax on repayment of principal.

(a)	Luxembourg resident corporate holder of Notes

A corporate holder of Notes must include any interest accrued or received, any redemption premium or issue discount, as well as any gain realized on the sale or disposal, in any form whatsoever, of the Notes, in its taxable income for Luxembourg income tax assessment purposes.

A corporate holder of Notes that is governed by the law of 11 May 2007 on family estate management companies, as amended, or by the law of December 17, 2010 on undertakings for collective investment, as amended, by the law of February 13, 2007 on specialized investment funds, as amended, or by the law of July 23, 2016 on reserved alternative investment funds and which does not fall under the special tax regime set out in article 48 thereof is neither subject to Luxembourg income tax in respect of interest accrued or received, any redemption premium or issue discount, nor on gains realized on the sale or disposal, in any form whatsoever, of the Notes.

(b)	Luxembourg resident individual holder of Notes

An individual holder of Notes, acting in the course of the management of his/her private wealth, is subject to Luxembourg income tax at progressive rates in respect of interest received, redemption premiums or issue discounts, under the Notes, except if (i) withholding tax has been levied on such payments in accordance with the Relibi Law, or (ii) the individual holder of the Notes has opted for the application of a 20% tax in full discharge of income tax in accordance with the Relibi Law, which applies if a payment of interest has been made or ascribed by a paying agent established in a EU Member State (other than Luxembourg), or in a Member State of the European Economic Area (other than a EU Member State). A gain realized by an individual holder of Notes, acting in the course of the management of his/her private wealth, upon the sale or disposal, in any form whatsoever, of Notes is not subject to Luxembourg income tax, provided this sale or disposal took place more than six months after the Notes were acquired. However, any portion of such gain corresponding to accrued but unpaid interest income is subject to Luxembourg income tax, except if tax has been levied on such interest in accordance with the Relibi Law.

An individual holder of Notes acting in the course of the management of a professional or business undertaking must include this interest in its taxable basis. If applicable, the tax levied in accordance with the Relibi Law will be credited against his/her final tax liability.

Net Wealth Taxation

A corporate holder of Notes, whether it is a resident of Luxembourg for tax purposes or, if not, it maintains a permanent establishment or a permanent representative in Luxembourg to which/whom such Notes are attributable, is subject to Luxembourg wealth tax on such Notes, except if the holder of Notes is governed by the law of May 11, 2007 on family estate management companies, as amended, by the law of December 17, 2010 on undertakings for collective investment, as amended, by the law of February 13, 2007 on specialized investment funds, as amended, by the law of July 23, 2016 on reserved alternative investment funds, or is a securitization company governed by the law of March 22, 2004 on securitization, as amended, or is a capital

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company governed by the law of June 15, 2004 on venture capital vehicles, as amended1. A minimum net wealth tax (“MNWT”) is levied on companies having their statutory seat or central administration in Luxembourg. For entities for which the sum of fixed financial assets, receivables against related companies transferable securities and cash at bank exceeds cumulatively 90% of their total balance sheet and EUR 350,000, the MNWT is currently set at EUR 4,815. For all other companies having their statutory seat or central administration in Luxembourg which do not fall within the scope of the EUR 4,815 MNWT, the MNWT ranges from EUR 535 to EUR 32,100, depending on the company’s total balance sheet.

An individual holder of Notes, whether he/she is a resident of Luxembourg or not, is not subject to Luxembourg wealth tax on such Notes.

Other taxes

In principle, no stamp, value, issue, registration, transfer or similar taxes or duties will be payable in Luxembourg by holders of Notes in connection with the issue of the Notes, nor will any of these taxes be payable as a consequence of a subsequent transfer or redemption of the Notes.

However, a fixed or ad valorem registration duty may be due upon the registration of the Notes in Luxembourg in the case where the Notes are physically attached to a public deed or to any other document subject to mandatory registration, as well as in the case of a registration of the Notes on a voluntary basis.

There is no Luxembourg value added tax payable in respect of payments in consideration for the issuance of the Notes or in respect of the payment of interest or principal under the Notes or the transfer of the Notes. Luxembourg value added tax may, however, be payable in respect of fees charged for certain services rendered to South Africa, if for Luxembourg value added tax purposes such services are rendered or are deemed to be rendered in Luxembourg and an exemption from Luxembourg value added tax does not apply with respect to such services.

Holders of Notes not permanently resident in Luxembourg at the time of death will not be subject to inheritance or other similar taxes in Luxembourg in respect of the Notes.

Where a holder of Notes is a resident of Luxembourg for tax purposes at the time of his/her death, the Notes are included in his/her taxable estate for inheritance tax assessment purposes.

Gift tax may be due on a gift or donation of Notes if embodied in a Luxembourg deed passed in front of a Luxembourg notary or recorded in Luxembourg.

1  Securitisation companies governed by the law of 22 March 2004 on securitisation, as amended, or capital companies governed by the law of 15 June 2004 on venture capital vehicles, as amended, or reserved alternative investment funds governed by the law of 23 July 2016 and which fall under the special tax regime set out under article 48 thereof may, under certain conditions, be subject to a minimum net wealth tax.

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Underwriting

Subject to the terms and conditions set forth in a Pricing Agreement, dated April 11, 2022, South Africa has agreed to sell to each of the underwriters named below (together, the “Underwriters”), and each of the Underwriters has severally, and not jointly, agreed to purchase the principal amount of the Notes set forth opposite its name below. Under the terms and conditions of the Pricing Agreement, the Underwriters are committed to take and pay for all of the Notes, if any are taken.

Underwriters	Principal Amount of 2032 Notes	Principal Amount of 2052 Notes
Absa Bank Limited	U.S.$233,333,000	U.S.$266,667,000
Deutsche Bank AG, London Branch	U.S.$233,333,000	U.S.$266,667,000
HSBC Bank plc	U.S.$233,334,000	U.S.$266,666,000
Nedbank Limited	U.S.$233,333,000	U.S.$266,667,000
Rand Merchant Bank, a division of FirstRand Bank Limited (London Branch)	U.S.$466,667,000	U.S.$533,333,000
Total	U.S.$1,400,000,000	U.S.$1,600,000,000

The Underwriters propose to offer the Notes initially at the public offering price on the cover page of this Prospectus Supplement and may offer the Notes to securities dealers at that price less a selling concession of 0.025% of the principal amount of the 2032 Notes and 0.029% of the principal amount of the 2052 Notes. After the initial public offering of the Notes, the Underwriters may change the public offering price and concession and discount to broker/dealers.

A portion of the discounts will be payable to certain BBBEE (Broad Based Black Economic Empowerment) partners of the Underwriters in accordance with South African law and practice.

Each of the Underwriters has agreed that it has not offered, sold or delivered, and it will not offer, sell or deliver any of the Notes, directly or indirectly, or distribute this Prospectus Supplement or the accompanying Prospectus or any other offering material relating to the Notes, in or from any jurisdiction outside the United States except under circumstances that will to the best knowledge and belief of such Underwriter result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on South Africa except as set forth in the Pricing Agreement.

Any Underwriter who is not registered as a broker-dealer with the SEC will not engage in any transaction related to the Notes in the United States except as permitted by the Exchange Act. Absa Bank Limited, Deutsche Bank AG, London Branch, HSBC Bank plc, Nedbank Limited and Rand Merchant Bank, a division of FirstRand Bank Limited (London Branch) are not broker-dealers registered with the SEC and therefore may not make sales of any securities in the United States or to U.S. persons except in compliance with applicable U.S. laws and regulations. To the extent that Absa Bank Limited, Deutsche Bank AG, London Branch, HSBC Bank plc, Nedbank Limited and Rand Merchant Bank, a division of FirstRand Bank Limited (London Branch) intend to effect any sales of the Notes in the United States, each of them will do so only through one or more U.S. registered broker-dealers or otherwise as permitted by applicable U.S. law. To the extent that Absa Bank Limited intends to effect any sales of the Notes in the United States, Absa Bank Limited will do so only through Absa Securities US Inc., its affiliate, or one or more U.S. registered broker-dealers or as permitted by applicable U.S. law. To the extent that Deutsche Bank AG, London Branch intends to effect any sales of the Notes in the United States, Deutsche Bank AG, London Branch will do so only through Deutsche Bank Securities Inc., its affiliate, or one or more U.S. registered broker-dealers or as otherwise permitted by applicable U.S. law. To the extent that HSBC Bank plc intends to effect any sales of the Notes in the United States, HSBC Bank plc will do so only through HSBC Securities (USA) Inc., its affiliate, or one or more U.S. registered broker-dealers or as otherwise permitted by applicable U.S. law. To the extent that Rand Merchant Bank, a division of FirstRand Bank Limited (London Branch) intends to effect sales of shares in the United States, it will do so only through its Rule 15a-6 relationship with U.S. registered broker-dealer Beech Hill Securities, Inc., or through one or more U.S. registered broker-dealers or otherwise as permitted by applicable U.S. law. The activities of Rand Merchant Bank, a division of FirstRand Bank Limited (London Branch) in the United States will be effected only to the extent permitted by Rule 15a-6 under the Securities Exchange Act of 1934, as amended. Notwithstanding anything to the contrary in this Prospectus

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Supplement, Absa Bank Limited, Deutsche Bank AG, London Branch, HSBC Bank plc, Nedbank Limited and Rand Merchant Bank, a division of FirstRand Bank Limited (London Branch) shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase Notes that may be offered or sold by other Underwriters in the United States.

The Underwriters acknowledge that the Notes constitute “controlled securities” as defined in Regulation 14 of the South African Exchange Control Regulations, 1961 promulgated pursuant to the South African Currency and Exchanges Act, 1933 (the “Exchange Control Regulations”) and as such are subject to the Exchange Control Regulations and the directives or authorities issued or granted by the Financial Surveillance Department of the South African Reserve Bank (“Exchange Control Authorities”) in respect of the Exchange Control Regulations from time to time.

In terms of the Currency Transfer Guarantee issued by the Exchange Control Authorities in respect of the Notes (the “Currency Transfer Guarantee”), the Exchange Control Authorities, in their capacity as the agent for the Minister of Finance of the Republic for the purposes of the enforcement of the Exchange Control Regulations, have irrevocably and unconditionally guaranteed that the transfer to the Fiscal Agent of all sums in the amount and in the currency required for the fulfilment of the financial obligations arising from the Notes and the Fiscal Agency Agreement will be authorized in good time, under all circumstances and without any limitations, notwithstanding any restrictions that may be in force at the time thereof in South Africa, and without any obligation to submit any affidavit or to comply with any other formality.

The Currency Transfer Guarantee constitutes an irrevocable and unconditional exchange control authority by the Exchange Control Authorities for the transfer of the amounts and in the currency required by the Republic to meet its financial obligations under the Notes and the Fiscal Agency Agreement.

The Notes are being offered for sale in jurisdictions in the United States and outside the United States where it is legal to make such offers. The Underwriters have agreed that they will not offer or sell the Notes, or distribute or publish any document or information relating to the Notes, in any jurisdiction without complying with the applicable laws and regulations of that jurisdiction. See “Jurisdictional Restrictions.” In particular, offers and sales of the Notes in the United States will be effected only by or through U.S. registered broker-dealers.

In connection with the issue of the Notes, the Underwriters or any person acting for the Underwriters may over-allot or (provided that the aggregate principal amount of the Notes allotted does not exceed 105% of the aggregate principal amount of the Notes) effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail. However, stabilisation may not necessarily occur. Any stabilizing action may begin on or after the date on which adequate public disclosure of the terms of the offer of the Notes is made and, if begun, may cease at any time, but it must end at no later than the earlier of 30 days after the issue of the Notes and 60 days after the date of allotment of the Notes.

South Africa has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make because of any of those liabilities.

Certain of the Underwriters and certain of their affiliates from time to time have performed, and may in the future perform, various investment and commercial banking and advisory services for South Africa for which they have received or may in the future receive customary fees and expenses. The Underwriters and certain of their affiliates may engage in transactions with and perform services for South Africa in the ordinary course of their business.

The Republic estimates that its total expenses for this offering, excluding fees and commissions, will be approximately U.S.$459,000, including registration fees previously paid. The Republic estimates that its total expenses for this offering, including fees and commissions, will be approximately U.S.$4,209,000. The Republic estimates that its total expenses related to admission to trading on the Luxembourg Stock Exchange will be approximately U.S.$27,275.

.

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Jurisdictional Restrictions

The distribution of the offering materials and the transactions contemplated by the offering materials may be restricted by law in certain jurisdictions. Persons into whose possession the offering materials come are required by the Republic to inform themselves of and to observe any of these restrictions.

The offering materials do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make an offer or solicitation.

In any jurisdiction in which the offering is required to be made by a licensed broker or dealer and in which an Underwriter, or any affiliate of an Underwriter is so licensed, it shall be deemed to be made by such Underwriter or such affiliate on behalf of the Republic.

Abu Dhabi Global Market

Each of the Underwriters has represented and agreed that it has not offered and will not offer the Notes to be issued under the Programme to any person in the Abu Dhabi Global Market unless such offer is:

(i)       an “Exempt Offer” in accordance with the Markets Rules of the Financial Services Regulatory Authority (the “FSRA”); and

(ii)      made only to persons who are Authorised Person or Recognised Bodies (as such terms are defined in the FSRA Financial Services and Markets Regulation 2015 (“FSMR”) or persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 18 of FSMR) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated.

(iii)     made only to persons who meet the Professional Client criteria set out in Rule 2.4.1 of the FSRA Conduct of Business Rules.

Belgium

No action has been taken or will be taken in Belgium to permit a public offer of the Notes in accordance with the Belgian Act of 16 June 2006 on the public offer of securities and admission of securities to trading on a regulated market, as amended (the “Belgian Prospectus Act”) and no Notes may be offered or sold to persons in Belgium unless such persons are either qualified investors within the meaning of Article 10 of the Belgian Prospectus Act or one or more other exemptions available under Article 3 of the Belgian Prospectus Act apply. The Offering has not been and will not be notified to, and this document has not been and will not be approved by, the Belgian Financial Services and Markets Authority (Autorité des Services et Marchés Financiers/Autoriteit voor Financiële Diensten en Markten) pursuant to the Belgian laws and regulations applicable to the public offering of securities.

The Offering, and any materials relating to the Offering, may not be advertised to, the Notes are not intended to be offered, sold or otherwise made available to, and neither this document nor any other information circular, brochure or similar document may be distributed, directly or indirectly, to, and the Notes should not be offered, sold or otherwise made available in Belgium to, any person qualifying as a “consumer”(consument/consommateur) within the meaning of the Belgian economic law code (Wetboek economisch recht/Code de droit economique), as amended from time to time (the “Belgian Economic Law Code”).

Dubai International Financial Centre

Each Underwriter has represented and agreed that it has not offered and will not offer the Notes to be issued to any person in the Dubai International Financial Centre unless such offer is:

(i)	an “Exempt Offer” in accordance with the Markets Rules (MKT) Module of the Dubai Financial Services Authority (the “DFSA”) rulebook; and
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(ii)	made only to persons who meet the Professional Client criteria set out in Rule 2.3.4 of the Conduct of Business (COB) Module of the DFSA rulebook and who are not a natural person.

France

Each of the Underwriters has represented and agreed that it has not offered or sold and will not offer or sell, directly or indirectly, any of the Notes to the public in France other than to qualified investors (investisseurs qualifiés) as defined in Article 2 point (e) of the Prospectus Regulation and it has not distributed or caused to be distributed and will not distribute or cause to be distributed to the public in France other than to qualified investors as defined in Article 2 point (e) of the Prospectus Regulation, the Prospectus or this Prospectus Supplement or any other offering material relating to the Notes and such offers, sales and distributions have been and will be made in France, in accordance with Articles L. 411-1 and L. 411-2 of the French Code monétaire et financier, only to qualified investors as defined in article 2 point (e) of the Prospectus Regulation.

Germany

Each of the Underwriters has represented and agreed that the Notes have not been and will not be offered or sold or publicly promoted or advertised by it in Germany other than in compliance with the provisions of the German Asset Investment Act (Vermögensanlagengesetz), or of any other laws applicable in Germany governing the issue, offering and sale of securities.

Hong Kong

Each Underwriter has represented and agreed that:

1.	it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions Ordinance (Cap. 32) of Hong Kong (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O; and
2.	it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement,
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invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO

Italy

The offering of the Notes has not been registered with the Commissione Nazionale per la Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation. Accordingly, each Manager has represented and agreed that it will not offer, sell or deliver, directly or indirectly, any Note or distribute copies of this Prospectus or of any other document relating to the Notes in the Republic of Italy except:

(a)	pursuant to the Prospectus Regulation, to qualified investors (investitori qualificati), as defined under Article 35, paragraph 1, letter d) of CONSOB regulation No. 20307 of 15 February, 2018, as amended (“Regulation No. 20307”), pursuant to Article 34-ter, first paragraph, letter b), of CONSOB Regulation No. 11971 of May 14, 1999, as amended (“Regulation No. 11971”); or
(b)	in other circumstances which are exempted from the rules on public offerings pursuant to Article 1, paragraph 4, of the Prospectus Regulation and Article 100 of Legislative Decree of February 24, 1998, No. 58, as amended (the “Italian Financial Act”) and their implementing CONSOB regulations including Regulation No. 11971.

Any such offer, sale or delivery of the Notes or distribution of copies of the Prospectus or any other document relating to the Notes in the Republic of Italy must be in compliance with the selling restriction under (i) and (ii) above and:

(i)	made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with the relevant provisions of the Italian Financial Act, Regulation No. 20307, Legislative Decree No. 385 of September 1, 1993 as amended (the “Banking Act”) and any other applicable laws or regulation
(ii)	in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended, pursuant to which the Bank of Italy may request information on the offering or issue of securities in Italy or by Italian persons outside of Italy; and
(iii)	in compliance with any other applicable laws and regulations or requirement imposed by CONSOB or the Bank of Italy or any other Italian authority.

Any investor purchasing the Notes is solely responsible for ensuring that any offer, sale, delivery or resale of the Notes by such investor occurs in compliance with applicable Italian laws and regulations.

Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended (the “FIEA”) and each underwriter has agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (as defined under Item 5, Paragraph 1, Article 6 of the Foreign Exchange and Foreign Trade Act (Act No. 228 of 1949, as amended)), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.

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Luxembourg

The Notes bonds may not be offered or sold to the public in the Grand Duchy of Luxembourg, directly or indirectly, and, neither this prospectus supplement and the accompanying prospectus nor any other circular, prospectus, form of application, advertisement, communication or other material may be distributed, or otherwise made available in, or from or published in, the Grand Duchy of Luxembourg, except for the sole purpose of the admission to trading of the Notes on the regulated market of the Luxembourg Stock Exchange and listing on the official list of the Luxembourg Stock Exchange, and except in circumstances which do not constitute an offer of securities to the public and which do not require a prospectus to be published for offers of securities based on article 3 of Prospectus Regulation.

Saudi Arabia

No action has been or will be taken in the Kingdom of Saudi Arabia that would permit a public offering of the Notes. Any investor in the Kingdom of Saudi Arabia or who is a Saudi person (a “Saudi Investor”) who acquires Notes pursuant to an offering should note that the offering of the Notes is a private placement under Article 9 or Article 10 of the "Rules on the Offer of Securities and Continuing Obligations" as issued by the Board of the Capital Market Authority resolution number 3-123-2017 dated 27 December 2017 (as amended by the CMA's board pursuant to resolution no. 1-104-2019 dated 30 September 2019 (the “KSA Regulations”)), as amended by the Board of the Capital Market Authority (the “CMA”) resolution number 1-7-2021 dated 14 January 2021 (the "Amended KSA Regulations", which provides that certain Articles under the KSA Regulations (including Articles 8, 9, 10 and 15 (each as referred to therein)) shall continue to apply until 1 January 2022, at which time such Articles shall be replaced with the amended Articles as set out in the Amended KSA Regulations), made through a person authorised by the CMA to carry on the securities activity of arranging and following a notification to the CMA under Article 10 of the Amended KSA Regulations. The Notes may thus not be advertised, offered or sold to any person in the Kingdom of Saudi Arabia other than to “sophisticated investors” under Article 10 of the KSA Regulations or by way of a limited offer under Article 11 of the KSA Regulations.

The Notes may thus not be advertised, offered or sold to any person in the Kingdom of Saudi Arabia other than to sophisticated investors under Article 9 of the KSA Regulations or by way of a limited offer under Article 10 of the KSA Regulations. Each Underwriter has represented and agreed that any offer of Notes to a Saudi Investor will be made in compliance with Article 9 or Article 10 of the KSA Regulations.

Each offer of Certificates shall not therefore constitute a "public offer", an "exempt offer" or a "parallel market offer" pursuant to the KSA Regulations, but is subject to the restrictions on secondary market activity under Article 15 of the KSA Regulations. Any Saudi Investor who has acquired Certificates pursuant to a private placement under Article 9 or Article 10 of the KSA Regulations may not offer or sell those Certificates to any person unless the offer or sale is made through an authorised person appropriately licensed by the CMA and: (a) the Certificates are offered or sold to a Sophisticated Investor (as defined in Article 9 of the KSA Regulations); (b) the price to be paid for the Certificates in any one transaction is equal to or exceeds Saudi Riyals 1 million or an equivalent amount; or (c) the offer of sale is otherwise in compliance with Article 15 of the KSA Regulations.

Singapore

Each Underwriter has acknowledged that this Prospectus Supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each Underwriter has represented, warranted and agreed that it has not offered or sold any Notes or caused the Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any Notes or cause the Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this Prospectus Supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275

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of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Note:

Where Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
(ii)	where no consideration is or will be given for the transfer;
(iii)	where the transfer is by operation of law;
(iv)	as specified in Section 276(7) of the SFA; or
(v)	as specified in Regulation 37A of the Securities and Futures (Offer of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Republic of South Africa

Each Underwriter acknowledges that this Prospectus Supplement does not constitute an “offer to the public”, as envisaged in Chapter 4 of the South African Companies Act, 2008, as amended (the “South African Companies Act”) and, accordingly, (i) this Prospectus Supplement has not been and will not be approved by, and/or registered with, the Companies and Intellectual Property Commission, or any other South African authority and (ii) this Prospectus Supplement does not, nor does it intend to, constitute a “registered prospectus” or an “advertisement”, as contemplated by the South African Companies Act. As a result, this Prospectus Supplement does not comply with the substance and form requirements for a prospectus set out in the South African Companies Act and the South African Companies Regulations of 2011.

Each Underwriter has agreed that it has not and will not offer for sale, subscription, sell or transfer, whether directly or indirectly, within the Republic of South Africa, any Notes to any person, company or other juristic person resident in the Republic of South Africa other than to (i) selected persons falling within one of the specified categories listed in section 96(1)(a) of the South African Companies Act and (ii) selected persons, acting as principal, acquiring Notes, for a total acquisition cost of ZAR1,000,000 or more, as contemplated in section 96(1)(b) of the South African Companies Act (collectively, “South African Qualifying Investors”), and this Prospectus Supplement is only being made available to such South African Qualifying Investors.

No South African residents may subscribe for, or purchase, any of the Notes, or beneficially own or hold any of the Notes, unless such subscription, purchase, or beneficial holding or ownership is permitted under the South African Exchange Control Regulations, the policies, directives or rules of the Financial Surveillance Department of the South African Reserve Bank or applicable law or specific approval has been obtained by the investor from the Financial Surveillance Department of the South African Reserve Bank.

S-40

Information made available in this Prospectus Supplement is not, and should not be construed as, “advice” as defined in the South African Financial Advisory and Intermediary Services Act, 2002, as amended.

Switzerland

The offer of the debt securities is made in Switzerland on the basis of a private placement, not as a public offering. The debt securities may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”), and will not be admitted to any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this document nor any other offering or marketing material relating to the debt securities constitutes a prospectus as such term is understood pursuant to the FinSA, and neither this prospectus nor any other offering or marketing material relating to the offer of the debt securities may be publicly distributed or otherwise made publicly available in Switzerland.

Taiwan

The Notes have not been, and shall not be, offered, sold or re-sold, directly or indirectly, to investors other than “professional institutional investors” as defined under Paragraph 2, Article 4 of the Financial Consumer Protection Act of the Republic of China (“ROC”), which currently include: (i) overseas or domestic banks, securities firms, futures firms and insurance companies (excluding insurance agencies, insurance brokers and insurance surveyors), the foregoing as further defined in more detail in Paragraph 3 of Article 2 of the Organization Act of the Financial Supervisory Commission of the ROC, (ii) overseas or domestic fund management companies, government investment institutions, government funds, pension funds, mutual funds, unit trusts, and funds managed by financial service enterprises pursuant to the ROC Securities Investment Trust and Consulting Act, the ROC Futures Trading Act or the ROC Trust Enterprise Act or investment assets mandated and delivered by or transferred for trust by financial consumers, and (iii) other institutions recognized by the Financial Supervisory Commission of the ROC. Purchasers of the Notes are not permitted to sell or otherwise dispose of the Notes except by transfer to a professional institutional investor.

United Kingdom

Each Underwriter has represented and agreed that:

(a)        it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”) received by it in connection with the issue or sale of any Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b)        it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

United Arab Emirates

Each Underwriter has represented and agreed that the Notes have not been and will not be offered, sold or publicly promoted or advertised by it in the United Arab Emirates other than in compliance with any laws applicable in the United Arab Emirates governing the issue, offering or the sale of securities.

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Legal Matters

Certain legal matters will be passed upon for the Republic by the Chief State Law Adviser of the Republic of South Africa. The validity of the Notes will be passed upon for the Underwriters by White & Case LLP, U.S. counsel to the Underwriters. All statements in this Prospectus Supplement with respect to matters of South African law have been passed upon for the Republic by the Chief State Law Adviser, and for the Underwriters by White & Case Inc.

S-42

General Information

The Notes have been accepted for clearance and settlement through DTC, Euroclear and Clearstream, Luxembourg.

	CUSIP Number	ISIN	Common Code
2032 Notes	836205 BC7	US836205BC70	245396619
2052 Notes	836205 BE3	US836205BE37	245396678

The address of DTC is 55 Water Street, New York, NY 10041-0099, United States of America. The address of Euroclear is Boulevard du Roi Albert II, B—1210 Brussels. The address of Clearstream, Luxembourg is 42 Avenue JF Kennedy L-1855 Luxembourg.

The issue and sale of the Notes have been authorized by the Minister of Finance of the Republic of South Africa by virtue of a certificate of authorization pursuant to the authority conferred upon him by Sections 66(2)(a), 71 and 72 of the Public Finance Management Act, No. 1 of 1999 (as amended by the Public Finance Management Amendment Act, No. 29 of 1999) of the Republic of South Africa. Information included in this Prospectus Supplement that is identified as being derived from a publication of, or supplied by, the South African Government or one of its agencies or instrumentalities is included herein on the authority of such publication as a public official document of the South African Government.

Save as disclosed herein on pages S-6 to S-7 and in the Annual Report incorporated by reference herein, since March 31, 2021 there has been no significant change to South Africa’s tax and budgetary systems, gross public debt, foreign trade and balance of payment figures, foreign exchange reserves, financial position and resources or income and expenditure figures which is material in the context of the issue of the Notes. The Annual Report addresses such changes on the pages of the documents incorporated by reference indicated in the table on pages S-45 to S-48 below.

South Africa is not involved in any litigation, arbitration or administrative proceedings which are material in the context of the issue of the Notes nor, so far as South Africa is aware, are any such litigation, arbitration or administrative proceedings involving it pending or threatened.

There have been no governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which South Africa is aware) during the 12 months preceding the date of this Prospectus Supplement which may have or have had in the recent past significant effects, in the context of the issue of the Notes, on South Africa and its financial position.

South Africa has appointed Banque Internationale à Luxembourg, société anonyme as the Luxembourg Listing Agent and as the Luxembourg Transfer and Paying Agent, and, for so long as the Notes are admitted to trading on the regulated market of the Luxembourg Stock Exchange and so long as the rules of the Luxembourg Stock Exchange so require, South Africa will maintain a listing agent, transfer agent and paying agent in Luxembourg. In the event of an issuance of definitive certificates, Banque Internationale à Luxembourg, société anonyme, as Luxembourg Transfer and Paying Agent, will make payments of principal and interest and register transfers in the manner described in the section entitled “Description of the Notes—Definitive Notes” in this Prospectus Supplement.

No information on the Republic’s website (http://investor.treasury.gov.za/pages/default.aspx) should be deemed to be incorporated in, or form a part of, this Prospectus Supplement or the accompanying Prospectus.

The Prospectus and the Prospectus Supplement are available for inspection at: https://www.sec.gov/edgar/browse/?CIK=0000932419.

White & Case LLP have advised that under laws and regulations relating to sovereign immunity in force at the date hereof, the irrevocable submission of South Africa pursuant to the Pricing Agreement and the Fiscal Agency Agreement to the jurisdiction of any State or Federal court in The City of New York and the waivers by South Africa of any objection to the venue of a proceeding in any such court and of any immunity to jurisdiction to which it may otherwise be entitled or to any right to which it may be entitled based upon place of residence or domicile, are legal, valid and binding.

S-43

Any judgment obtained in any State or Federal court in The City of New York arising out of or in relation to the obligations of South Africa under the Pricing Agreement and the Fiscal Agency Agreement will be enforceable against South Africa in the courts of the Republic of South Africa without re-examination of the merits; provided that (i) the foreign judgment was final and conclusive and is not superannuated, (ii) the foreign judgment was not obtained by fraudulent means, (iii) the recognition and enforcement of the foreign judgment by the South African courts is not contrary to South African public policy, (iv) the foreign court in question had jurisdiction and international competence according to the applicable rules on conflict of laws recognized by the laws of South Africa, (v) the foreign judgment does not involve the enforcement of a penal or revenue law of the foreign state (e.g., fines or governmental levy (distinct from private judgments)) and (vi) the recognition and enforcement of the foreign judgment by the South African courts does not contravene section 1A of the South African Protection of Businesses Act, 1978 (as amended) which prohibits the payment of multiple or punitive damages.

The Auditor General of South Africa serves as the external auditor of all national and provincial state departments and municipalities, subject only to the Constitution of the Republic of South Africa, 1996, and the laws of South Africa. The Auditor General submits audit reports on the accounts, financial statements, financial management and the consolidated financial statements of all national and provincial state departments and municipalities to any legislature that has a direct interest in the audit.

S-44

Documents Incorporated by Reference

On March 2, 2022, South Africa filed the Annual Report on Form 18-K for fiscal year ended March 31, 2021 and on April 11, 2022, South Africa filed the Amendment to the Annual Report on Form 18-K/A, which are both incorporated by reference into this Prospectus Supplement and the accompanying Prospectus in their entirety.

The table below sets out the page references containing the information incorporated by reference, as required by Article 19 of the Prospectus Regulation from the Annual Report on Form 18-K and Form 18-K/A for the Republic (for the purposes of this section, the “Issuer”) for the fiscal year ended March 31, 2021 filed with the SEC, which contains the economic, financial and statistical information for fiscal years ended March 31, 2021, 2020, 2019, 2018, and 2017, (at https://www.sec.gov/Archives/edgar/data/0000932419/000120864622000010/0001208646-22-000010-index.htm) on March 2, 2022 as amended on April 11, 2022 (the “Annual Report”).

Section Heading	Sub-Heading	Page(s) of the PDF file.
Form 18-K Dated 1 March 2022
Form 18-K	Cover Page	1
	Explanatory Notes	2-3
	Filing Index	3
	Signature	4
	Exhibits	5

Exhibits to the Form 18-K Dated 1 March 2022
Power of Attorney	Power of Attorney	6
S-45

Republic of South Africa Budget Review	Cover Page	7
	Budget Highlights	10-12
	Foreword from the Direct-General of the National Treasury of South Africa	14
	Table of Contents for the Republic of South Africa Budget Review	16-18
	Chapter 1 “Supporting the recovery and building for the future”	20-27
	Chapter 2 “Economic outlook”	28-41
	Chapter 3 “Fiscal policy”	42-54
	Chapter 4 “Revenue trends and tax proposals”	56-69
	Chapter 5 “Consolidated spending plans”	70-87
	Chapter 6 “Division of revenue and spending by provinces and municipalities”	88-97
	Chapter 7 “Government debt and contingent liabilities”	98-109
	Chapter 8 “Financial position of public-sector institutions”	110-119
	Annex A “Report of the Minister of Finance to Parliament”	122-137
	Annex B “Tax Expenditure Statement”	138-142
	Annex C “Additional tax policy and administrative adjustments”	144-158
	Annex D “Public-sector infrastructure update”	160-171
	Annex E “Public-private partnerships”	172-180
	Annex F “Financial sector update”	182-186
	Annex G: “Summary of the budget”	188-190
	Glossary	192-207
	Statistical Annexure	210-244
Medium Term Budget Policy Statement	Cover Page	246-248
	Foreword from the Minister of Finance for the Republic of South Africa	249
	Table of Contents	250-251
	Chapter 1 “Recovery, stability reform and growth”	253-262
	Chapter 2 “Economic outlook”	263-274
	Chapter 3 “Fiscal policy”	275-288
	Chapter 4 “Expenditure priorities”	289-301
	Annex A “Fiscal risk statement”	305-311
	Annex B “Compensation data”	313-316
	Annex C “Technical annexure”	317-328
	Glossary	329-336
Description of the Republic of South Africa	Cover Page	338
	Table of Contents	339
	Introduction	340
	Summary Information	340-341
	Map of the Republic of South Africa	342
	Republic of South Africa	342-356
	The South African Economy	357-385
	Monetary and Financial System	385-399
	The External Sector of the Economy	399-406
	Public Finance	406-427
	National Government Debt	427-432
	Tables and Supplementary Information	432-437

S-46

Quarterly Bulletin of the South African Reserve Bank	Cover Page	438
	Table of Contents	441
	Introduction	443-447
	Domestic economic developments	448-479
	External economic accounts	480-498
	Monetary developments, interest rates and financial markets	499-523
	Public finance	524-537
	Note on the impact of the benchmark revisions and rebasing of South Africa’s national accounts statistics on income, saving, capital formation and capital stock statistics	538-542
	Notes to tables	543-545
	Abbreviations	546-547

Form 18-K/A Dated 11 April 2022
Form 18-K/A	Cover Page	1
	Signature	2
	Explanatory Note	3
	Exhibits	4
Exhibits to the Form 18-K/A Dated 11 April 2022
Recent Developments in the Republic of South Africa as of April 11, 2022.	Recent Ratings Developments	5
	Other Recent Developments	5-6

Quarterly Bulletin of the South African Reserve Bank	Cover Page	7
	Table of Contents	10
	Introduction	12-16
	Domestic economic developments	17-53
	External economic accounts	54-74
	Monetary developments, interest rates and financial markets	75-98
	Public finance	99-112
	Note on supply chain pressures in South Africa	113-119
	Note on South Africa’s integrated economic accounts	120-136
	Notes to tables	137-138
	Abbreviations	139-140

The information that is not included in the above cross-reference list and therefore not incorporated herein by reference for the purposes of the Prospectus Regulation is either (a) covered elsewhere in the Prospectus; or (b) not relevant for the investor.

S-47

PROSPECTUS

Republic of South Africa

Debt Securities and/or
Warrants to Purchase
Debt Securities

By this prospectus, the Republic of South Africa may offer debt securities and/or warrants to purchase debt securities with a maximum aggregate principal amount of up to US$10,000,000,000 (or the equivalent in other currencies or composite currencies).

The Republic of South Africa may offer from time to time as separate issues one or more series of unsecured debt securities or warrants to purchase debt securities. Debt securities not designated as “equal ranking securities” will rank equally, without any preference among themselves, with all present and future unsecured and unsubordinated general obligations of the Republic of South Africa for moneys borrowed and guarantees given by it in respect of money borrowed from others. Debt securities designated as “equal ranking securities” will rank, without any preference among themselves and equally, with all other external debt of the Republic of South Africa for moneys borrowed and guarantees given by it in respect of money borrowed from others, it being understood that this provision shall not be construed so as to require the Republic of South Africa to make payments under the debt securities ratably with payments being made under any other external debt. The Republic of South Africa may offer debt securities in exchange for other debt securities or that are convertible into new debt securities.

The Republic of South Africa will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus, any prospectus supplement and the documents incorporated by reference into this prospectus, or into any prospectus supplement carefully before you make any decision to invest in the debt securities or warrants to purchase debt securities. This prospectus may not be used to make offers or sales of debt securities or warrants to purchase debt securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is April 30, 2020

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About this Prospectus

This prospectus is part of a registration statement that the Republic of South Africa filed with the Securities and Exchange Commission under a “shelf” registration process. Under this shelf process the Republic of South Africa may sell, from time to time, any of the debt securities or warrants described in this prospectus in one or more offerings up to a total U.S. dollar equivalent amount of $10,000,000,000. This prospectus provides you with a general description of the debt securities and warrants the Republic of South Africa may offer under this shelf process. Each time the Republic of South Africa sells securities under this shelf process, it will provide a prospectus supplement that will contain updated information about the Republic of South Africa, if necessary, and specific information about the terms of that offering.

Any information contained in this prospectus may be updated or changed in a prospectus supplement, in which case the more recent information will apply. You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus and any prospectus supplement may contain forward-looking statements within the meaning of Section 27A of the Securities Act. Statements that are not historical facts, including statements with respect to certain of the expectations, plans and objectives of the Republic of South Africa and the economic, monetary and financial conditions of the Republic of South Africa, are forward-looking in nature. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date that they are made, and the Republic of South Africa undertakes no obligation to publicly update any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. The Republic of South Africa cautions you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to:

•	external factors, such as interest rates in financial markets outside the Republic of South Africa and social and economic conditions in the Republic of South Africa’s neighbors and major export markets; and
•	internal factors, such as general economic and business conditions in the Republic of South Africa, present and future exchange rates of the rand, foreign currency reserves, the ability of the South African government to enact key reforms, the level of domestic debt, domestic inflation, the level of foreign direct and portfolio investment and the level of South African domestic interest rates.

Incorporation of Certain Documents by Reference

The Republic of South Africa files Annual Reports on Form 18-K with the Securities and Exchange Commission on a voluntary basis under file number 033-85866. The Republic’s Annual Report on Form 18-K for the fiscal year ended March 31, 2019 filed with the Commission on March 19, 2020, as amended by the amendment to the Republic’s Annual Report on Form 18-K/A, filed on April 8, 2020, is hereby incorporated by reference into this prospectus and any accompanying prospectus supplement. Each Annual Report on Form 18-K (including all exhibits to the Annual Report) and any amendments to the Form 18-K on Form 18-K/A (including all exhibits) filed with the Commission by the Republic on or subsequent to the date of this prospectus and prior to the termination of any offering of the debt securities and/or warrants to purchase debt securities will be deemed to be incorporated by reference into this prospectus and into any accompanying prospectus supplement and to be a part of this prospectus and of any prospectus supplement from the date of the filing of the Form 18-K or Form 18-K/A and will supersede and replace any prior Form 18-K. As used in this prospectus, the term “Annual Report” will refer to any Form 18-K incorporated in this prospectus not superseded or replaced by operation of the preceding sentence.

Any statement in this prospectus or contained in a document that is incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus or any accompanying prospectus supplement to the extent that a statement contained in the accompanying prospectus supplement or in any other subsequently filed document that is deemed to be incorporated by reference into this prospectus

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modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded by a document incorporated by reference into this prospectus, to constitute a part of this prospectus or any accompanying prospectus supplement.

Any person receiving a copy of this prospectus may obtain, without charge, upon request, a copy of any of the documents incorporated by reference into this prospectus, except for the exhibits to documents incorporated by reference into this prospectus (other than exhibits expressly incorporated by reference into those documents). Requests for documents incorporated by reference into this prospectus should be directed to the Ambassador of the Republic of South Africa, by mail at the Embassy of the Republic of South Africa, 3051 Massachusetts Avenue, N.W., Washington, D.C. 20008, or by phone at +27 12 315 5140.

Use of Proceeds

Unless otherwise specified in an applicable prospectus supplement, the net proceeds from the sale of the debt securities and/or warrants to purchase debt securities will be used for the general purposes of the South African government. South Africa may also issue securities in exchange for any of its outstanding securities.

Description of Debt Securities

The following description sets forth certain general terms and provisions common to all series of the debt securities and the Amended and Restated Fiscal Agency Agreement (copies of which are or will be filed as exhibits to the registration statement). This summary does not purport to be complete and is qualified in its entirety by reference to these exhibits and all provisions of the Amended and Restated Fiscal Agency Agreement and the debt securities.

General

The South African government may issue one or more series of debt securities as it chooses to authorize.

The accompanying prospectus supplement will describe the following terms of the debt securities:

•	the title;
•	the price or prices at which the South African government will issue the debt securities;
•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;
•	the currency or currency units for which the debt securities may be purchased and in which payments of principal and interest will be made;
•	the date or dates on which principal and interest will be payable;
•	the rate or rates at which any of the debt securities will bear interest, the date or dates from which any interest will accrue, the record dates for payment of interest and interest payment dates;
•	the place or places where principal and interest payments will be made;
•	the time and price limitations on redemption of the debt securities;
•	the obligation, if any, of the South African government to redeem or purchase the debt securities at the option of the holder;
•	if the amount of principal or interest on any of the debt securities is determinable according to an index or a formula, the manner in which these amounts will be determined;
•	whether and under what circumstances the South African government will issue the debt securities as global debt securities; and
•	any other specific terms of the debt securities.
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Any debt securities offered by the South African government that are exchangeable for other debt securities or for equity securities of entities owned by South Africa will be described in the prospectus supplement relating to such debt securities. Any special United States federal income tax and other considerations applicable to any debt securities (i) issued with original issue discount, (ii) denominated in a currency other than the U.S. dollar or (iii) payments on which are determined by reference to any index also will be described in the prospectus supplement relating to such debt securities.

There will be a fiscal agent or agents for the South African government in connection with the debt securities whose duties will be governed by the Amended and Restated Fiscal Agency Agreement. The South African government will appoint a fiscal agent for each series of debt securities, which may or may not be the same fiscal agent. So long as no conflict of interest arises, the fiscal agent may engage or be interested in any financial or other transaction with the South African government. The fiscal agent is the agent of the South African government. The fiscal agent is not a trustee for the holders of debt securities and does not have a trustee’s responsibilities or duties to act for the holders of debt securities.

The South African government may issue debt securities that bear no interest or interest at a rate which at the time of issuance is below market rates to be sold at a substantial discount below their stated principal amount. Special considerations applicable to any debt securities sold at a discount will be described in the prospectus supplement relating to the debt securities.

The South African government will make payments of principal of (and premium, if any) and interest on the debt securities at the place or places and in the currency or currencies it designates and sets forth in the applicable prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, interest on fully registered debt securities will be paid by check mailed to the persons in whose names the debt securities are registered at the close of business on the record dates designated in the applicable prospectus supplement at the person’s address that appears on the register of the debt securities.

Currency Transfer Guarantee

Unless otherwise provided in the applicable prospectus supplement, the debt securities will benefit from a currency transfer guarantee of the South African Reserve Bank, under which the South African Reserve Bank, in its capacity as the agent for the Minister of Finance for purposes of enforcement of South African Exchange Control Regulations, will irrevocably and unconditionally guarantee that the transfer to the fiscal agent of all sums in the amount and in the currency required for the fulfilment of the financial obligations arising from the debt securities and the Amended and Restated Fiscal Agency Agreement will be authorized in good time, under all circumstances and without any limitations, notwithstanding any restrictions that may be in force at that time in South Africa and without any obligation of a holder of debt securities or the fiscal agent to submit an affidavit or to comply with any other formality.

Nature of the Obligations of the South African Government

The following description shall apply to any series of debt securities that have been designated “Equal Ranking Securities.”

The debt securities constitute and will constitute direct, general, unconditional, and unsecured external indebtedness of South Africa (which shall mean all indebtedness of South Africa in respect of moneys borrowed by South Africa and guarantees given by South Africa for moneys borrowed by others which is expressed or denominated in a currency or currencies other than South African rand or which is, at the option of the person entitled thereto, payable in a currency or currencies other than South African rand) and will rank, without any preference among themselves and equally, with all other external indebtedness of South Africa. It is understood that this provision shall not be construed so as to require South Africa to make payments under the debt securities ratably with payments being made under any other external debt.

The following description shall apply to any series of debt securities that have not been designated “Equal Ranking Securities.”

The debt securities will constitute direct, unconditional, general and unsecured obligations of South Africa and will rank equally, without any preference among themselves, with all present and future unsecured and

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unsubordinated general obligations of South Africa for moneys borrowed and guarantees given by it in respect of money borrowed from others.

The following description shall apply to each series of debt securities:

The full faith and credit of South Africa will be pledged for the due and punctual payment of, and the due and timely performance of all of South Africa’s obligations relating to, the debt securities. Amounts payable in respect of principal of and interest on the debt securities will be charged upon and be payable out of the National Revenue Fund of the South African government, where the public revenues of the South African government are deposited, equally and ratably with all other amounts so charged and amounts payable in respect of all other general loan obligations of the South African government.

Negative Pledge

So long as any debt security remains outstanding, the South African government will not create any mortgage, pledge, lien or other arrangement creating security upon any of its present or future revenues or assets to secure any present or future debt of the South African government, including:

•	moneys borrowed by the South African government, and
•	guarantees given by the South African government of debts incurred by other parties which are denominated or payable in a currency other than the South African rand, without equally and ratably securing the outstanding debt securities. The South African government may, however, create security on goods or other assets provided to or acquired by it and securing a sum not greater than the purchase price, including interest and other related charges, of these goods or assets and related services.

South African Taxation

The information contained below sets out guidelines on the current position regarding South African taxation for taxpayers who hold as capital assets South African debt securities that are listed on a securities exchange. The information below is intended to be a general guide to the relevant tax laws of South Africa and is not intended as comprehensive advice and does not purport to describe all of the considerations that may be relevant to a prospective purchaser of, or subscriber for, debt securities. Prospective purchasers of, or subscribers for, debt securities should consult their own professional advisers in regard to the purchase of, or subscription for, debt securities and the tax implications thereof.

South African Income Tax

Tax liability in South Africa is dependent on whether a person is a resident of South Africa. A natural person will be a tax resident of South Africa if he or she is either:

(1)	ordinarily resident in South Africa; or
(2)	physically present in South Africa for a period or periods exceeding 91 days in aggregate during the relevant year of assessment, as well as for a period or periods exceeding 91 days in aggregate during each of the preceding five years and for more than 915 days in the aggregate during those five preceding years of assessment.

A company, incorporated association, corporation or other body corporate will be a resident of South Africa if it is incorporated, established or formed in South Africa or if it is effectively managed in South Africa unless it is considered exclusively a resident of another country for purposes of the application of any agreement entered into between the governments of the Republic of South Africa and that other country for the avoidance of double taxation.

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In respect of debt securities, the interest earned by a non-resident of South Africa is exempt from South African income tax under section 10(1)(h) of the Income Tax Act, 1962 (the “Income Tax Act”), unless:

(1)	that person is a natural person who was physically present in South Africa for a period exceeding 183 days in aggregate during the twelve-month period preceding the date on which the interest is received or accrued by or to that person; or
(2)	the debt from which the interest arises is effectively connected to a permanent establishment of that person in South Africa.

If a holder of the debt securities does not qualify for the exemption under section 10(1)(h) of the Income Tax Act, an exemption from or reduction of any South African tax liability may be available under an applicable double taxation agreement. In terms of the double taxation treaty in force between South Africa and the United States, interest (including income from government securities) derived and beneficially owned by a resident of the United States shall be taxable only in the United States unless the beneficial owner of the interest (i) carries on business through a permanent establishment situated in South Africa, or (ii) performs independent personal services from a fixed base situated in South Africa (established where an individual stays in the state in which he/she does not reside for a period or periods exceeding in the aggregate 183 days in the relevant year of assessment).

Purchasers are advised to consult their own professional advisers as to whether the interest income earned on the debt securities will be exempt under section 10(1)(h) of the Income Tax Act or under the applicable double taxation agreement.

Withholding Tax

Under the taxation law which is currently in effect in South Africa, all payments made under the debt securities to resident and non-resident holders of the debt securities will generally be made free of withholding or deduction for or on account of any taxes, duties, assessments or governmental charges in South Africa.

A final withholding tax on interest (“WHT”), levied at the rate of 15 percent, applies to interest payments made from a South African source to foreign persons (i.e. non-residents), which are paid or become due and payable on or after 1 March 2015. Exemptions from WHT include (i) amounts of interest paid by the South African government and (ii) amounts of interest paid in respect of a debt that is listed on a recognised exchange, which includes the JSE.

Definition of Interest

The references to “interest” above mean “interest” as understood in South African tax law. The statements above do not take account of any different definitions of “interest” or “principal” which may prevail under any other law or which may be created in this prospectus or any related documentation.

South African Securities Transfer Tax

The issue, transfer and redemption of the South African debt securities will not attract securities transfer tax under the debt securities Transfer Tax Act, 2007 (the “STT Act”) because the debt securities do not constitute “securities” as defined in the STT Act. Any future transfer duties and/or taxes that may be introduced in respect of (or applicable to) the transfer of the debt securities will be for the account of the holders.

South African Value-Added Tax

No value-added tax (“VAT”) is payable on the issue or transfer of the debt securities. The issue, sale or transfer of the debt securities constitutes “financial services” as defined in section 2 of the South African Value-Added Tax Act, 1991 (the “VAT Act”). In terms of section 2 of the VAT Act, the issue, allotment, drawing, acceptance, endorsement or transfer of ownership of a debt security as well as the buying and selling of derivatives constitute a financial service, which is exempt from VAT in terms of section 12(a) of the VAT Act. The debt securities constitute “debt securities” as defined in section 2(2)(iii) of the VAT Act.

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However, commissions, fees or similar charges raised for the facilitation of the issue, allotment, drawing, acceptance, endorsement or transfer of ownership of debt securities will be subject to VAT at the standard rate (currently 14 percent), except where the recipient is a non-resident.

Services (including exempt financial services) rendered to non-residents who are not in South Africa when the services are rendered, are subject to VAT at the zero rate in terms of section 11(2)(l) of the VAT Act.

Capital Gains Tax

Capital gains and losses of residents of South Africa on the disposal of debt securities are subject to capital gains tax unless the debt securities are purchased for re-sale in the short term as part of a scheme of profit making, in which case the proceeds will be subject to income tax. Any discount or premium on acquisition which has already been treated as interest for income tax purposes under section 24J of the Income Tax Act will not be taken into account when determining any capital gain or loss. If the debt securities are disposed of or redeemed prior to or on maturity, a gain or loss must be calculated. The gain or loss is deemed to have been incurred or to have accrued in the year of assessment in which the transfer or redemption occurred. The calculation of the gain or loss will take into account interest which has already accrued or been incurred during the period in which the transfer or redemption occurs. In terms of section 24J(4A), where an adjusted loss on transfer or redemption includes interest which has been included in the income of the holder, that amount qualifies as a deduction from the income of the holder during the year of assessment in which the transfer or redemption takes place.

Capital gains tax under the Eighth Schedule to the Income Tax Act will not be levied in relation to debt securities disposed of by a person who is not a resident of South Africa unless the debt securities disposed of are attributable to a permanent establishment of that person through which a trade is carried on in South Africa during the relevant year of assessment.

Purchasers are advised to consult their own professional advisers as to whether a disposal of debt securities will result in a liability to capital gains tax.

Terms of South African Government Debt Securities Issuances

If any payment of principal or interest is not exempt as aforesaid, the South African government generally agrees to pay, to the extent permitted by law, such additional amounts as are necessary in order that the net payment, after the imposition of any South African taxes, will not be less than the amount the holder would have received in the absence of South African taxes, except that no such additional amounts shall be payable in respect of:

(a)	any South African taxes that are imposed by reason of the failure of the holder or beneficial owner of the debt security to make a declaration of non-residence or other similar claim for exemption to the relevant tax authority; or
(b)	any debt security presented for payment more than 30 days after:
(i)	the date on which such payment first becomes due; or
(ii)	if the full amount of the money payable has not been received by the fiscal agent on or prior to such due date, the date on which the full amount of such money having been so received that notice to that effect shall have been duly given in the manner provided in the Amended and Restated Fiscal Agency Agreement, except to the extent that the holder thereof would have been entitled to additional amounts on presenting the same for payment on the expiration of such period of 30 days.

United States Taxation

In the opinion of Allen & Overy LLP, special United States tax counsel for the South African government, the following is a summary of material U.S. federal income tax consequences of the acquisition, ownership and disposition of debt securities. This summary does not address the material U.S. federal income tax consequences of every type of debt security which may be issued by South Africa, and the relevant prospectus supplement will contain additional or modified disclosure concerning the material U.S. federal income tax consequences relevant to the type of debt security as appropriate. This summary deals only with initial purchasers of debt securities at the issue price that will hold the debt securities as capital assets. The discussion does not cover all aspects of U.S. federal income taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, the acquisition, ownership or disposition of debt securities by particular investors, and does not address any U.S. federal estate, gift or alternative minimum tax considerations or any state, local, foreign or other tax laws, the Medicare tax on net investment income, or special tax accounting rules as a result of any item of gross income with respect to the Notes being taken into account in an applicable financial statement. This summary also does not discuss all of the tax considerations that may be relevant to certain types of investors subject to special treatment under the U.S. federal income tax laws (such as financial institutions, insurance companies, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, dealers in securities or currencies, investors that will hold the debt securities as part of straddles, hedging transactions or conversion transactions for U.S. federal income tax purposes, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar or U.S. expatriates or former long-term residents of the United States.

As used herein, the term “U.S. Holder” means a beneficial owner of debt securities that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any State thereof, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or the trust has validly elected under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes. The term “Non-U.S. Holder” means a beneficial owner of debt securities that is neither a U.S. Holder nor a partnership.

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The U.S. federal income tax treatment of a partner in a partnership that holds debt securities will depend on the status of the partner and the activities of the partnership. Prospective purchasers that are partnerships should consult their tax advisers concerning the U.S. federal income tax consequences to their partners of the acquisition, ownership and disposition of debt securities by the partnership.

Any special U.S. federal income tax considerations which apply to debt securities issued in a currency other than U.S. dollars or issued with more than de minimis original issue discount, and any limitations on sales of debt securities in bearer form, will be described in the applicable prospectus supplement.

The summary is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, possibly with retroactive effect.

U.S. Holders

Payments of Interest

Interest on a debt security, including the payment of any additional amounts, will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued, depending on the holder’s method of accounting for tax purposes. Interest paid on the debt securities constitutes income from sources outside the United States. Prospective purchasers should consult their tax advisers concerning the applicability of the foreign tax credit and source of income rules to income attributable to the debt securities. Sale and Retirement of the Debt Securities

A U.S. Holder will generally recognize gain or loss on the sale or retirement of a debt security equal to the difference between the amount realized on the sale or retirement and the tax basis of the debt security. A U.S. Holder’s tax basis in a debt security will generally be its U.S. dollar cost. The amount realized does not include the amount attributable to accrued but unpaid interest, which will be taxable as interest income to the extent not previously included in income. Gain or loss recognized by a U.S. Holder on the sale or retirement of a debt security will be capital gain or loss and will be long-term capital gain or loss if the debt security was held by the U.S. Holder for more than one year. Gain or loss realized by a U.S. Holder on the sale or retirement of a debt security generally will be U.S. source. The ability of a U.S. Holder to deduct capital losses is subject to limitations.

Non-U.S. Holders

A Non-U.S. Holder generally will not be subject to United States federal income or withholding taxes on payments of interest or gain realized on the sale or exchange of the debt securities, unless (i) such payment or gain is effectively connected with the conduct by the holder of a trade or business in the United States or (ii) in the case of gain realized by an individual Non-U.S. Holder, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale, and certain other conditions are met.

Backup Withholding and Information Reporting

Payments of principal and interest on, and the proceeds of sale or other disposition of debt securities by a U.S. paying agent or other U.S. intermediary will be reported to the Internal Revenue Service and to the U.S. Holder as may be required under applicable regulations. Backup withholding may apply to these payments if the U.S. Holder fails to provide an accurate taxpayer identification number or certification of exempt status or otherwise fails to comply with the applicable backup withholding requirements. Certain U.S. Holders (including, among others, corporations), are not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder generally may be claimed as a credit against such U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service. U.S. Holders should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

Certain U.S. Holders are subject to reporting requirements on their ownership of certain foreign financial assets, including debt of foreign entities, if the aggregate value of all of these assets exceeds $50,000 at the end of the taxable year (or $75,000 on any day during the taxable year) by attaching Internal Revenue Service Form 8938 (Statement of Specified Foreign Assets) with their tax return for each year in which they hold an interest in the debt securities. The debt securities are expected to constitute foreign financial assets subject to these requirements unless the debt securities are held in an account at a financial institution. U.S. Holders should consult their tax advisors regarding the application of any reporting requirements to their ownership of the debt securities.

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Non-U.S. Holders may be required to comply with applicable certification procedures to establish that they are not United States persons in order to avoid the application of these information reporting requirements and backup withholding tax.

Events of Default

The events of default are:

(1)	default in any payment of principal of (and premium, if any, on) or interest on any of the debt securities of such series and the continuance of the default for a period of more than 30 days after the due date; or
(2)	failure to perform or observe any other obligation under the debt securities of such series and the continuance of the default for a period of 60 days following written notice of the default to the South African government at the office of the fiscal agent by any holder (except where the failure is not capable of remedy, in which event no notice is required); or
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(3)	if:
(a)	any other present or future external indebtedness becomes due and payable prior to its stated maturity by reason of default, or any such external indebtedness is not paid at its maturity as extended by any applicable grace period, or any external indebtedness in the form of a guarantee is not honored when due and called upon or within any applicable grace period, or
(b)	the South African government declares a general moratorium on the payment of any external indebtedness.

Redemption

If the debt securities of a series provide for mandatory redemption by the South African government, or redemption at the election of the South African government, redemption shall be on not more than 60 nor less than 30 days’ notice and, in the event of redemption in part, the debt securities to be redeemed will be selected by lot by the fiscal agent. Unless all the debt securities of a series to be redeemed are registered debt securities or bearer debt securities registered as to principal, notice of redemption will be published at least twice prior to the redemption date in a newspaper printed in the English language and of general circulation in Europe and at such other places, if any, as are set forth in such debt securities.

Additionally, notice of such redemption will be mailed to holders of registered debt securities of such series, and to those holders of bearer debt securities of such series who have registered the principal of their debt securities, to their last addresses as they appear on the register for the debt securities of such series. Under United States income tax regulations, special rules will apply to debt securities that can be redeemed prior to maturity if the yield on the redeemed debt securities would be lower than the yield on the debt securities if outstanding to stated maturity.

Governing Law; Consent to Service

The Amended and Restated Fiscal Agency Agreement and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except with respect to all matters governing South Africa’s authorization of issuance and execution of any debt securities and any other matters required to be governed by the laws of the Republic of South Africa, which will be governed by the laws of the Republic of South Africa.

The South African government will accept the jurisdiction of any State or federal court in the Borough of Manhattan, The City of New York, in respect of any action arising out of or based on the debt securities that may be maintained by any holder of those securities. The South African government will appoint the Ambassador of the Republic of South Africa, Embassy of the Republic of South Africa, 3051 Massachusetts Avenue, N.W., Washington, D.C. 20008 to be its authorized agent upon whom process in any such action may be served. The South African government will irrevocably waive any immunity to which it might otherwise be entitled in any action arising out of or based upon the debt securities brought in any State or Federal court in the Borough of Manhattan, The City of New York. The South African government is also subject to suit in competent courts in the Republic of South Africa to the extent permitted by South African law.

This appointment of an agent for service of process will be irrevocable until all amounts in respect of the principal of (and premium, if any), and any interest due and to become due on or in respect of all of the debt securities have been provided to the fiscal agent pursuant to the terms of the Amended and Restated Fiscal Agency Agreement and either paid or returned to the South African government as provided in the Amended and Restated Fiscal Agency Agreement, except that, if for any reason, the authorized agent ceases to be able to act as such authorized agent or ceases to have an address in the United States, the South African government will appoint another person in Washington, D.C. or The City of New York, selected in its discretion, as its authorized agent.

Neither the appointment of an authorized agent for service of process nor the waiver of immunity includes actions brought under the United States federal securities laws. In the absence of a waiver of immunity by the South African government with respect to such actions it would not be possible to obtain a United States judgment in such an action against the South African government unless a court were to determine that the

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South African government is not entitled under the Foreign Sovereign Immunities Act of 1976 to sovereign immunity with respect to such action.

Acceleration of Maturity of the Securities

If any of the events of default described in “—Events of Default” above occurs and is continuing with respect to any series of securities, the holders of at least 25% of the aggregate principal amount of the securities outstanding (as defined below) of that series may, by notice to South Africa (with a copy to the fiscal agent), declare all the securities of that series to be due and payable immediately.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the securities of that series will become immediately due and payable on the date South Africa receives written notice of the declaration, unless South Africa has remedied the event or events of default prior to receiving the notice. The holders of more than 50% of the aggregate principal amount of the outstanding securities of that series may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

If prior to receipt by South Africa of a demand all defaults have been cured, the securities may not be declared due and payable immediately. Because each series of securities is independent of each other series, a default with respect to one series of securities will not, in itself, constitute a default with respect to, or permit the acceleration of the maturity of, securities of a different series except as provided in clause (3) of “—Events of Default” above.

Amendments to the Terms of the Securities

The Amended and Restated Fiscal Agency Agreement contains provisions for convening meetings of the holders of a given series of securities to consider matters relating to the securities in that series, including without limitation, the modification of any provision of the terms of the securities in that series.

COLLECTIVE ACTION SECURITIES

The following description does not apply to any series of debt securities that has been designated as Aggregated Collective Action Securities. See “Aggregated Collective Action Securities” below for a description of the terms of Aggregated Collective Action Securities.

The South African government may designate a particular series of debt securities to be “Collective Action Securities,” the specific terms of which will be described in the prospectus supplement relating to such securities.

The Amended and Restated Fiscal Agency Agreement described in this prospectus contains provisions, commonly known as “collective action clauses,” regarding future modifications to the term of, or other actions taken in respect of, the Securities issued thereunder. Under these provisions, modifications or other actions affecting the “reserved matters” listed (defined below and in the Amended and Restated Fiscal Agency Agreement), including but not limited to, modification to payment and other important terms, may be made to a single series of debt securities issued under the Amended and Restated Fiscal Agency Agreement with the consent of the holders of 75% in aggregate principal amount outstanding of that series.

Meetings and Notice

General. A meeting of holders of debt securities of any series may be called at any time:

•	to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided for in the Amended and Restated Fiscal Agency Agreement or the debt securities of that series, or to modify, amend or supplement the terms of the debt securities of that series or of the Amended and Restated Fiscal Agency Agreement.

South Africa may at any time call a meeting of the holders of debt securities for any such purpose to be held at such time and place as South Africa shall determine..

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If the holders of at least 10% of the aggregate principal amount of the outstanding debt securities of a series request in writing a meeting for any such purpose as mentioned above, the fiscal agent will call such a meeting.

For the purposes of this prospectus, “outstanding” debt securities do not include:

•	debt securities cancelled by or delivered for cancellation to the fiscal agent, or held by the fiscal agent for reissuance but not reissued;
•	debt securities called for redemption;
•	debt securities in lieu of or in substitution for which other securities shall have been authenticated and delivered.

Notice. The notice of a meeting will set forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting. This notice shall be given as provided in the terms of the debt securities. In addition, this notice shall be given between 30 and 60 days before the meeting date.

Voting; Quorum. A person who holds outstanding debt securities of a series or is duly appointed to act as proxy for a holder of these debt securities will be entitled to vote at a meeting of holders of the debt securities of that series. At any meeting, other than a meeting to discuss a reserved matter, the persons entitled to vote a majority of the aggregate principal amount of the outstanding securities of a series shall constitute a quorum, and at the reconvening of any such meeting adjourned for a lack of a quorum, the persons entitled to vote 25% of the aggregate principal amount of the outstanding debt securities in that series. At any meeting to discuss a reserved matter, the persons entitled to vote 75% of the aggregate principal amount of the outstanding securities of a series shall constitute a quorum.

Regulations. The fiscal agent may make such reasonable and customary regulations as it deems advisable for any meeting with respect to:

•	the proof of the holding of bearer debt securities of a series;
•	the proof of the appointment of proxies in respect of holders of registered debt securities of a series;
•	the record date for determining the registered owners of registered debt securities of a series entitled to vote (which date shall be set in a notice provided between 30 and 90 days before the meeting);
•	the adjournment and chairmanship of the meeting;
•	the appointment and duties of inspectors of votes;
•	the submission and examination of proxies, certificates and other evidence of the right to vote; and
•	other matters concerning the conduct of the meeting that the fiscal agent deems appropriate.

Amendments and Waivers

South Africa, the fiscal agent and the holders may generally modify or take actions with respect to the Amended and Restated Fiscal Agency Agreement or the terms of a series of securities:

•	with the affirmative vote of the holders of not less than 66⅔% of the aggregate principal amount of the outstanding securities of that series that are represented at a meeting; or
•	with the written consent of the holders of not less than 66⅔% of the aggregate principal amount of the outstanding securities of that series;

However, the holders of not less than 75% of the aggregate principal amount of such series of the outstanding securities, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the securities of that series that would:

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•	change the due dates for the payment of principal of or interest on the securities of that series,
•	reduce any amounts payable on the securities of that series,
•	reduce the amount of principal payable upon acceleration of the maturity of the securities of that series,
•	reduce the interest rate of the securities of that series,
•	change the payment currency or places of payment for the securities of that series,
•	permit early redemption of the securities of that series or, if early redemption is already permitted, set a redemption date earlier than the date previously specified or reduce the redemption price,
•	reduce the percentage of holders of the securities of that series whose vote or consent is needed to amend, supplement or modify the Amended and Restated Fiscal Agency Agreement (as it relates to the securities of that series) or the terms and conditions of the securities of that series or to take any other action with respect to the securities of that series or change the definition of “outstanding” with respect to the securities of that series,
•	change South Africa’s obligation to pay any additional amounts in respect of the securities of that series,
•	change the governing law provision of the securities of that series,
•	change the courts to the jurisdiction of which South Africa has submitted; South Africa’s obligation to appoint and maintain an agent for service of process in Washington, D.C. or The City of New York; or South Africa’s waiver of immunity, in respect of actions or proceedings brought by any holder based upon the securities of that series, as described herein,
•	in connection with an exchange offer for the securities of that series, amend any event of default under the securities of that series, or
•	change the status of the securities of that series, as described under “—Nature of the Obligations of the South African Government” above.

South Africa refers to the above subjects as “reserved matters”. A change to a reserved matter, including the payment terms of any series of the securities, can be made without the consent of individual holders of the securities of that series, as long as a supermajority of the holders (that is, the holders of at least 75% of the aggregate principal amount of the outstanding securities of that series) agree to the change.

South Africa and the fiscal agent may, without the vote or consent of any holder of any series of the securities, amend the Amended and Restated Fiscal Agency Agreement or any series of securities for the purpose of:

•	adding to South Africa’s covenants for the benefit of the holders,
•	surrendering any of South Africa’s rights or powers,
•	providing collateral for the securities of that series,
•	curing any ambiguity or correcting or supplementing any defective provision, or
•	making any other change that (a) is not inconsistent with the securities of that series and (b) does not adversely affect the interest of any holder of the securities of that series in any material respect.

For purposes of determining whether the required percentage of holders of any series of the securities has approved any amendment, modification or change to, or waiver of, the securities of that series or the Amended and Restated Fiscal Agency Agreement, or whether the required percentage of holders has delivered a notice of acceleration of the securities of that series, securities of that series owned, directly or indirectly, by South Africa

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or any public sector instrumentality of South Africa will be disregarded and deemed not to be outstanding, except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only securities of that series that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, “public sector instrumentality” means the South African Reserve Bank, any department, ministry or agency of the South African government or any corporation, trust, financial institution or other entity owned or controlled by the South African government or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests or otherwise, to direct the management of or to elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

AGGREGATED COLLECTIVE ACTION SECURITIES

The following description does not apply to any series of debt securities that has been designated as Collective Action Securities. See “Collective Action Securities” above for a description of the terms of Collective Action Securities.

South Africa may designate a particular series of debt securities to be “Aggregated Collective Action Securities,” (as distinguished from “Collective Action Securities” discussed above), the specific terms of which will be described in the prospectus supplement relating to such securities. Aggregated Collective Action Securities will have the same terms and conditions as the Collective Action Securities described above, except that such Aggregated Collective Action Securities shall contain different provisions relating to certain aspects of calling and holding meetings and voting on amendments, modifications, changes and waivers, as follows:

Meetings and Notice

General. A meeting of the holders of debt securities of any series may be called at any time:

•	to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided for in the Amended and Restated Fiscal Agency Agreement or the debt securities of that series, or to modify, amend or supplement the terms of the debt securities of that series.

South Africa may at any time call a meeting of the holders of debt securities for any such purpose to be held at such time and place as South Africa shall determine.

If the holders of at least 10% of the aggregate principal amount of the outstanding debt securities of a series request in writing a meeting for any such purpose as mentioned above, the fiscal agent will call such a meeting.

For the purposes of this prospectus, “outstanding” debt securities do not include:

•	debt securities cancelled or delivered for cancellation to the fiscal agent, or held by the fiscal agent for reissuance but not reissued;
•	debt securities called for redemption;
•	debt securities in lieu of or in substitution for which other securities shall have been authenticated and delivered

Notice. The notice of a meeting will set forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting, including, if applicable, if the meeting is to consider a proposal for a modification of two or more series, an indication of which series of debt securities will be aggregated for purposes of voting on that proposal and the modification method chosen by South Africa for the vote on that proposal and the identity of the modifications calculation agent, if any. This notice shall be given as provided in the terms of the debt securities. In addition, this notice shall be given between 30 and 60 days before the meeting date.

Voting; Quorum. A person who holds outstanding debt securities of a series or is duly appointed to act as proxy for a holder of these debt securities will be entitled to vote at a meeting of holders of the debt securities of

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that series. At any meeting, other than a meeting to discuss a reserved matter, the persons entitled to vote a majority of the aggregate principal amount of the outstanding securities of a series shall constitute a quorum, and at the reconvening of any such meeting adjourned for a lack of a quorum, the persons entitled to vote 25% of the aggregate principal amount of the outstanding debt securities in that series. At any meeting to discuss a reserved matter, the persons sufficient to vote to approve such reserved matter modification of the securities of such series shall constitute a quorum.

Regulations. The fiscal agent may make such reasonable and customary regulations as it deems advisable for any meeting with respect to:

•	the proof of the holding of bearer debt securities of a series;
•	the proof of the appointment of proxies in respect of holders of registered debt securities of a series;
•	the record date for determining the registered owners of registered debt securities of a series entitled to vote (which date shall be set in a notice provided between 30 and 90 days before the meeting);
•	the adjournment and chairmanship of the meeting;
•	the appointment and duties of inspectors of votes;
•	the submission and examination of proxies, certificates and other evidence of the right to vote; and
•	other matters concerning the conduct of the meeting that the fiscal agent deems appropriate.

Amendments and Waivers

South Africa, the fiscal agent and the holders may generally modify or take actions that are not a “technical modification” or a change to a “reserved matter” with respect to the Amended and Restated Fiscal Agency Agreement or the terms of the debt securities of a single series that have been designated Aggregated Collective Action Securities with:

•	the affirmative vote of the holders of more than 50% in aggregate principal amount of the outstanding debt securities of that series that are represented at a duly called and held meeting; or
•	the written consent of the holders of more than 50% of the aggregate principal amount of the outstanding securities of that series.

However, the holders may approve, by vote or consent through one of three modification methods, any proposed modification by South Africa that would do any of the following:

•	change the due date for the payment of the principal of or interest on the debt securities of that series;
•	reduce any amounts payable on the debt securities of that series;
•	reduce the amount of principal payable upon acceleration of the maturity of the debt securities of such series;
•	reduce the interest rate of the debt securities of that series;
•	change the payment currency or places of payment for the debt securities of that series;
•	permit early redemption of the debt securities of that series or, if early redemption is already permitted, set a redemption date earlier than the date previously specified or reduce the redemption price;
•	change South Africa’s obligation to pay any additional amounts under the debt securities of that series;
•	change the definition of “uniformly applicable”, “reserved matter” or “reserved matter modification” with respect to the debt securities of that series;
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•	change the governing law provision of the debt securities of that series;
•	reduce the percentage of holders of debt securities required for the taking of any action pursuant to the modification provisions for Aggregated Collective Action Securities or change the definition of “Outstanding” with respect to the debt securities of that series;
•	change the courts to the jurisdiction of which South Africa has submitted; its obligation to appoint and maintain an agent of process in Washington, D.C. or The City of New York; or South Africa’s waiver of immunity, in respect of actions or proceedings brought by any holders of the debt securities of such series;
•	in connection with an exchange offer for the debt securities of such series, amend any Event of Default as set forth in the terms of the debt securities of the series;
•	change the status of the debt securities of that series, as described under the heading “—Nature of the Obligations of the South African Government” above;

South Africa refers to the above subjects as “reserved matters.” A change to a reserved matter, including the payment terms of the debt securities, can be made without the consent of individual holders, as long as the change is approved, pursuant to one of the three following modification methods:

(1)	where such proposed modification would affect the securities of a single series, by vote or consent of the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of such a series affected by the proposed modification;
(2)	where such proposed modification would affect the outstanding debt securities of two or more series, by vote or consent of the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, if certain “uniformly applicable” requirements are met; or
(3)	where such proposed modification would affect the outstanding debt securities of two or more series, by vote or consent of the holders of more than 66⅔% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, and the holders of more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the modification, taken individually.

“Uniformly applicable,” as referred to above, means a modification by which holders of debt securities of all series affected by that modification are invited to exchange, convert or substitute their debt securities on the same terms for (x) the same new instruments or other consideration or (y) new instruments or other consideration from an identical menu of instruments or other consideration. A modification that is not uniformly applicable shall be undertaken by the third method of modification described above, while a uniformly applicable modification may be undertaken by the second or third method described above at the discretion of South Africa.

South Africa may select, in its discretion, any modification method for a reserved matter modification in accordance with the Amended and Restated Fiscal Agency Agreement and to designate which series of debt securities will be included for approval in the aggregate of modifications affecting two or more series of debt securities. Any selection of a modification method or designation of series to be included will be final for the purpose of that vote or consent solicitation.

Before soliciting any consent or vote of any holder of debt securities for any change to a reserved matter, South Africa will provide the following information to the fiscal agent for distribution to the holders of debt securities of any series that would be affected by the proposed modification:

•	a description of South Africa’s economic and financial circumstances that are in South Africa’s opinion relevant to the request for the proposed modification, a description of South Africa’s existing debts and a description of its broad policy reform program and provisional macroeconomic outlook;
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•	if South Africa shall at the time have entered into an arrangement for financial assistance with multilateral and/or other major creditors or creditor groups and/or an agreement with any such creditors regarding debt relief, (x) a description of any such arrangement or agreement and (y) where permitted under the information disclosure policies of the multilateral or other creditors, as applicable, a copy of the arrangement or agreement;
•	a description of South Africa’s proposed treatment of external debt instruments that are not affected by the proposed modification and its intentions with respect to any other major creditor groups; and
•	if South Africa is then seeking any reserved matter modification affecting any other series of debt securities, a description of that proposed modification.

For the purpose either of administering a vote of holders of securities or seeking the written consent of holders of securities, including for calculating the principal amount of the securities of any series eligible to participate in such a vote or consent solicitation and for calculating the principal amount of securities of any series that have given consent with respect to a modification, South Africa may appoint a calculation agent. The fiscal agent shall notify the holders of all securities eligible to participate in such a vote or consent solicitation of the methodology, as determined by the calculation agent, by which the principal amount of each series of securities eligible to participate in that vote or consent solicitation will be calculated. This notification shall be given in writing not less than five (5) days prior to the meeting of holders of securities at which such vote shall occur or, in the case of a consent solicitation for written consent, at the time such solicitation is made. The calculation agent shall provide the fiscal agent with the methodology at least five (5) business days before the fiscal agent is required to provide the notification thereof.

For purposes of determining whether the required percentage of holders of any series of the securities has approved any amendment, modification or change to, or waiver of, the securities of that series or the Amended and Restated Fiscal Agency Agreement, or whether the required percentage of holders has delivered a notice of acceleration of the securities of that series, securities of that series owned, directly or indirectly, by South Africa or any public sector instrumentality of South Africa will be disregarded and deemed not to be outstanding, except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only securities of that series that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, “public sector instrumentality” means the South African Reserve Bank, any department, ministry or agency of the South African government or any corporation, trust, financial institution or other entity owned or controlled by the South African government or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests or otherwise, to direct the management of or to elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

If both South Africa and the fiscal agent agree, they may, without the vote or consent of any holder of debt securities of a series, modify, amend or supplement the Amended and Restated Fiscal Agency Agreement or the debt securities of any series for the purpose of:

•	adding to the covenants of South Africa;
•	surrendering any right or power conferred upon South Africa;
•	securing the debt securities of that series pursuant to the requirements of the debt securities or otherwise;
•	curing any ambiguity or curing, correcting or supplementing any defective provision contained in the Amended and Restated Fiscal Agency Agreement or in the debt securities of that series; or
•	amending the Amended and Restated Fiscal Agency Agreement or the debt securities of that series in any manner which South Africa and the fiscal agent may determine and which does not adversely affect the interest of any holder of debt securities of that series in any material respect.
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South Africa refers to the above matters as “technical modifications.” Any modification, amendment or supplement approved in the manner described in this section shall be binding on the holders of debt securities of such series.

Except as specifically set forth in this prospectus, the other terms set forth under “Description of Debt Securities” including notice, quorum and other meeting and consent provisions, remain unchanged with respect to Aggregated Collective Action Securities.

Description of Warrants

The following description sets forth certain general terms and provisions of the warrants and the warrant agreement (copies of which are or will be filed as exhibits to the registration statement). This summary does not purport to be complete and is qualified in its entirety by reference to these exhibits and all provisions of the warrant agreement and the warrants.

General

The South African government may issue, together with any debt securities offered by any prospectus supplement or separately, warrants for the purchase of other debt securities. Each series of warrants will be issued under a warrant agreement to be entered into between the South African government and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to a particular issue of warrants.

Each prospectus supplement that provides for the issuance of warrants will describe the following terms:

•	the terms referred to above under “Description of Debt Securities—General” as they relate to the particular series of debt securities that may be purchased by holders of the warrants
•	the principal amount of debt securities that may be purchased by a holder of one warrant;
•	the purchase price of debt securities to someone exercising a warrant;
•	the procedures of and conditions that must be followed to purchase debt securities by exercising the warrant;
•	the dates on which the right to exercise the warrants shall begin and end;
•	whether and under what conditions the warrants may be terminated or cancelled by the South African government;
•	the date, if any, on and after which the warrants and debt securities issued together may be separately transferred;
•	whether the warrants represented by the warrant certificates will be issued in registered or bearer form, whether they will be exchangeable between such forms and, if registered, where they may be transferred and registered; and
•	other specific provisions.

Governing Law; Consent to Service

The warrants will be governed by and construed in accordance with the laws of the State of New York except with respect to their authorization and execution and any other matters required to be governed by the laws of the Republic of South Africa. The South African government will accept the jurisdiction of any State or Federal court in the Borough of Manhattan, The City of New York, in respect of any action arising out of or based on the warrants that may be maintained by any holder of those warrants. The South African government will appoint the warrant agent as its authorized agent upon which process in any such action may be served. The South African government will irrevocably waive any immunity to which it might otherwise be entitled in any action arising out of or based upon the warrants brought in any State or Federal court in the Borough of

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Manhattan, The City of New York. The South African government is also subject to suit in competent courts in the Republic of South Africa to the extent permitted by South African law.

Neither the appointment of an authorized agent for service of process nor the waiver of immunity includes actions brought under the United States federal securities laws. In the absence of a waiver of immunity by the South African government with respect to such actions it would not be possible to obtain a United States judgment in such an action against the South African government unless a court were to determine that the South African government is not entitled under the Foreign Sovereign Immunities Act of 1976 to sovereign immunity with respect to such action.

United States Taxation

Information with respect to the United States tax consequences of the issuance, purchase, exercise and expiration of warrants, including possible original issue discount on debt securities issued with warrants, will be set forth in the prospectus supplement relating to any particular issue of warrants.

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Plan of Distribution

South Africa may sell debt securities or warrants to purchase debt securities to or through underwriters, and also may sell debt securities or warrants to purchase debt securities directly to other purchasers or through agents. Only agents or underwriters named in the prospectus supplement are deemed to be agents or underwriters, as the case may be, in connection with the debt securities or warrants to purchase debt securities offered thereby.

The distribution of the debt securities or warrants to purchase debt securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

In connection with the sale of debt securities or warrants to purchase debt securities, underwriters may receive compensation from the South African government or from purchasers of debt securities or warrants to purchase debt securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell debt securities or warrants to purchase debt securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions for the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of debt securities or warrants to purchase debt securities may be deemed to be underwriters, and any discount or commission received by them from the South African government and any profit on the resale of debt securities or warrants to purchase debt securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the South African government will be described, in the prospectus supplement.

The debt securities or warrants to purchase debt securities will be a new issue of debt securities or warrants to purchase debt securities with no established trading market. Underwriters and agents to whom debt securities or warrants to purchase debt securities are sold by the South African government for public offering and sale may make a market in such debt securities or warrants to purchase debt securities, but such underwriters and agents will not be obligated to do so and may discontinue any market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the debt securities or warrants to purchase debt securities.

Under agreements which may be entered into by the South African government, underwriters, dealers and agents who participate in the distribution of debt securities or warrants to purchase debt securities may be entitled to indemnification by the South African government against certain liabilities, including liabilities under the Securities Act.

South Africa may offer the securities of any series to holders of other South African securities as consideration for the purchase or exchange by South Africa of these other outstanding securities. This offer may be in connection with a publicly announced tender, exchange or other offer for these securities or in privately negotiated transactions. This type of offering may be in addition to or in lieu of sales of securities directly or through underwriters or agents as set forth in the applicable prospectus supplement.

If so indicated in the prospectus supplement, the South African government will authorize underwriters or other persons acting as the South African government’s agents to solicit offers by certain institutions to purchase debt securities or warrants to purchase debt securities from the South African government pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the South African government. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the debt securities or warrants to purchase debt securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchase is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts

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Official Statements

Information included in this prospectus, or in any document incorporated by reference into this prospectus, that is identified as being derived from a publication of, or supplied by, the South African government or one of its agencies or instrumentalities is included herein on the authority of such publication as a public official document of the South African government. All other information in this prospectus, or in any document incorporated by reference into this prospectus, and in the registration statement of which this prospectus is a part, other than that included under the caption “Plan of Distribution” in this prospectus, or in any document incorporated by reference into this prospectus, is included as a public official statement made on the authority of the Minister of Finance of the Republic of South Africa.

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Validity of the Securities

Except as may otherwise be indicated in any prospectus supplement, the validity of each series of debt securities or warrants to purchase debt securities will be passed upon on behalf of the South African government by the Chief State Law Adviser of the Republic of South Africa, and, as to U.S. and New York State law, by Allen & Overy LLP, London, United Kingdom. As to all matters of South African law, Allen & Overy LLP may rely upon the opinion of the Chief State Law Adviser of the Republic of South Africa. All statements with respect to matters of South African law in this prospectus have been passed upon by the Chief State Law Adviser, and are made upon his authority. Allen & Overy LLP may act from time to time on behalf of the South African government.

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Authorized Representative

The Authorized Representative of the Republic of South Africa in the United States of America is the Ambassador of the Republic of South Africa to the United States, whose address is:

Embassy of the Republic of South Africa

3051 Massachusetts Avenue, N.W.

Washington, D.C. 20008

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Further Information

The issue and terms of debt securities or warrants to purchase debt securities will be authorized by the Minister of Finance of the Republic of South Africa pursuant to the authority conferred upon him by the Public Finance Management Act, 1999 (Act No. 1 of 1999) of the Republic of South Africa.

A registration statement with respect to South Africa and the debt securities or warrants to purchase debt securities has been filed with the Securities and Exchange Commission, 100 F Street N.E., Washington, D.C., 20549, under the Securities Act. Additional information concerning South Africa and the debt securities or warrants to purchase debt securities is to be found in the registration statement, any pre- or post-effective amendment to the registration statement and any document incorporated by reference into the registration statement, including the various exhibits to these documents, which may be inspected at the office of the Commission.

The Republic of South Africa, although not subject to the reporting requirements of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, files Annual Reports on Form 18-K with the Commission on a voluntary basis. These Annual Reports include certain material statistical and other information concerning the Republic of South Africa. The Republic of South Africa may also include exhibits to its Annual Report on Form 18-K and file amendments on Form 18-K/A, for the purpose of filing with Commission information that has not been included in the registration statement to which this prospectus and any related prospectus supplement relate, which information would thereby be incorporated by reference into the registration statement. Annual Reports on Form 18-K and amendments on Form 18-K/A of the Republic of South Africa may be inspected at the office of the Commission, or reviewed on the Commission’s Internet site at http://www.sec.gov. This site contains reports and other information regarding issuers that file electronically with the Commission. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the debt securities or warrants to purchase debt securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

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ISSUER

REPUBLIC OF SOUTH AFRICA

National Treasury

40 Church Square

Pretoria 0001

South Africa

Phone: +27 12 315 5691

FISCAL AGENT, PAYING AGENT, TRANSFER AGENT AND REGISTRAR

Citibank, N.A., London Branch

Citigroup Centre

Canada Square

Canary Wharf

London E14 5LB

United Kingdom

LEGAL ADVISER TO THE REPUBLIC OF SOUTH AFRICA

Susan Masapu

Acting Chief State Law Adviser of

the Republic of South Africa

12th Floor, Momentum Building

East Tower

329 Pretorius Street

Pretoria 0001

South Africa

LEGAL ADVISERS TO THE UNDERWRITERS

As to United States Law	As to South African Law
White & Case LLP 5 Old Broad St London EC2N 1DW United Kingdom	White & Case Incorporated Katherine Towers 1st Floor 1 Park Lane, Entrance 39 Wierda Road West Wierda Valley Sandton 2196 South Africa

LUXEMBOURG LISTING AND PAYING AGENT

Banque Internationale à Luxembourg, société anonyme

69, route d’Esch

L-2953 Luxembourg

Grand Duchy of Luxembourg

REPUBLIC OF SOUTH AFRICA

U.S.$1,400,000,000 5.875% NOTES DUE 2032

U.S.$1,600,000,000 7.300% NOTES DUE 2052

PROSPECTUS SUPPLEMENT

Joint Bookrunners

Absa	Deutsche Bank	HSBC	Nedbank	Rand Merchant Bank

April 11, 2022